UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM S-1/A

(Amendment No. 2)

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Areti Web Innovations, Inc.
(Exact Name of Registrant in its Charter)

NEVADA	4813	26-1652605
(State of Incorporation)	(Primary Standard Classification Code)	(IRS Employer ID No.)

3050 Rainbow Ave.

Pahrump, NV 89048

T: (877) 922 – 9903

F: (949) 271 - 4144

(Address and Telephone Number of Registrant’s Principal

Executive Offices and Principal Place of Business)

William King, Chief Executive Officer

120 Vantis, Suite 200

Aliso Viejo, CA

 92656

T: (877) 678 - 9434

(Name, Address and Telephone Number of Agent for Service)

Copies of communications to:

VINCENT & REES, L.C.

Attn: David M. Rees

175 South Main, 15th Floor

Salt Lake City, Utah 84111

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective. If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.   X  .

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act registration Statement number of the earlier effective registration statement for the same offering.      .

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.      .

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.      .

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	.	Accelerated filer	.
Non-accelerated filer	. (Do not check if a smaller reporting company)	Smaller reporting company	X .

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock Issued and Outstanding to be registered as part of a Secondary Offering by certain Selling Security Holders (as hereinafter defined)	85,977	$0.75-$1.40	$120,367.80	$13.79
Newly Issued Common Stock to be registered as part of a Primary Offering (as hereinafter defined)	500,000	$0.75-$1.40	$700,000.00	$80.22
Total	585,977	$1.40	$820,367,80	$94.01

(1) Represents common shares currently outstanding to be sold by the Selling Security Holders.

The offering price has been estimated solely for the purpose of computing the amount of the registration fee in accordance with Rule 457(o).  We have agreed to bear the expenses relating to the registration of the shares for the selling security holders.

In the event of a stock split, stock dividend or similar transaction involving our common stock, the number of shares registered shall automatically be increased to cover the additional shares of common stock issuable pursuant to Rule 416 under the Securities Act of 1933, as amended.

The offering price of the common stock has been arbitrarily determined and bears no relationship to any objective criterion of value. The price does not bear any relationship to our assets, book value, historical earnings or net worth.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the securities act of 1933 or until the registration statement shall become effective on such date as the commission, acting pursuant to said section 8(a), may determine.

The information in this prospectus is not complete and may be changed. The Selling Security Holders may not sell these securities until after the registration statement filed with the Securities and Exchange Commission is effective.   This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED JULY ____, 2012

PROSPECTUS

ARETI WEB INNOVATIONS, INC.

500,000 shares being offered pursuant to the Primary Offerings

85,977 shares being offered by the Selling Shareholders

Common Stock

This prospectus relates to the offer for sale of up 500,000 shares of common stock, par value $0.001, of Areti Web Innovations, Inc. (referred to herein as the “Company” or “Areti Web”), at an anticipated price of between $0.75 and $1.40 per share on a best efforts basis (the “Primary Offering”).    This offering terminates 24 months after commencement of this offering on _____, 2014.  This is the initial offering of common stock of the Company.  The Company is offering the shares on a self-underwritten, “best efforts” basis directly through its officer and director, Mr. William King.  The total proceeds from the Primary Offering will not be escrowed or segregated but will be available to the Company immediately.  There is no minimum amount of common shares required to be purchased, and, therefore, the total proceeds received by the Company might not be enough to continue operations or a market may not develop.  No commission or other compensation related to the sale of the shares will be paid.  For more information, see the section titled “Plan of Distribution” and “Use of Proceeds” herein.

In addition, there are 85,977 shares of our common stock, par value of $0.001, being registered by the following existing holders of the securities, referred to as “Selling Security Holders” throughout this document (the “Secondary Offering”): William Alan King, Randy Reineck, Tryon N. Sisson, David M. Rees, Chase Chandler, Lisa M. Demmons, and Callie T. Jones.  The Selling Security Holders will be offering their shares of common stock at the Primary Offering price per share until a market develops and thereafter at prevailing market prices or privately negotiated prices.  The Company will not receive any of the proceeds from the sale of shares being sold by the Selling Security Holders.  The existence of this secondary offering makes it less likely that we will sell all of the shares offered in the Primary Offering.  No underwriting arrangements have been entered into by any of the Selling Security Holders.  The Selling Security Holders and any intermediaries through whom such securities are sold may be deemed "underwriters" within the meaning of the Securities Act of 1933, as amended (the "Securities Act") with respect to the securities offered and any profits realized or commissions received may be deemed underwriting compensation.

Our common stock is currently quoted on the over-the-counter markets on OTC Markets at the “Pink” level under the symbol “ALNSD.”  The most recent market trade occurred on July 3, 2012, at the price of $0.35 per share. If a market for our stock does develop, it may not be sustained.   We anticipate applying for trading of our common stock on the OTC Bulletin Board upon the effectiveness of the registration statement of which this prospectus forms a part.  We have not yet engaged a market maker to assist us to apply for quotation on the OTC Bulletin Board, and we are not able to determine the length of time that such application process will take.   Such time frame is dependent on comments we receive, if any, from FINRA regarding our Form 211 application.

We are an “emerging growth company” under the federal securities laws and will therefore be subject to reduced public company reporting requirements.

INVESTMENT IN THE COMMON STOCK OFFERED BY THIS PROSPECTUS INVOLVES A HIGH DEGREE OF RISK.   YOU MAY LOSE YOUR ENTIRE INVESTMENT. CONSIDER CAREFULLY THE “RISK FACTORS” BEGINNING ON PAGE 8 OF THIS PROSPECTUS BEFORE INVESTING.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE.  ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The Date of This Prospectus is: July ___, 2012

TABLE OF CONTENTS

PROSPECTUS SUMMARY	5
ABOUT OUR COMPANY	5
RISK FACTORS	8
SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS	13
USE OF PROCEEDS	14
DIVIDEND POLICY	14
MARKET FOR OUR COMMON EQUITY	14
DILUTION	14
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND PLAN OF OPERATIONS	15
RECENT DEVELOPMENTS	20
MANAGEMENT	26
EXECUTIVE COMPENSATION	28
CERTAIN RELATIONSHIPS & RELATED TRANSACTIONS	32
SELLING SHAREHOLDERS	32
DESCRIPTION OF SECURITIES	34
SHARES ELIGIBLE FOR FUTURE SALE	36
PLAN OF DISTRIBUTION	36
LEGAL PROCEEDINGS	38
INTERESTS OF NAMED EXPERTS AND COUNSEL	38
TRANSFER AGENT	39
AVAILABLE INFORMATION	39
FINANCIAL STATEMENTS	39

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with different information.   The Selling Security Holders are not making an offer of these securities in any state where the offer is not permitted.   You should not assume that the information contained in this prospectus is accurate as of any date other than the date on the front of this prospectus.

PROSPECTUS SUMMARY

This summary highlights some information from this prospectus, and it may not contain all of the information that is important to you.   You should read the following summary together with the more detailed information regarding our company and the common stock being sold in this offering, including “Risk Factors” and our consolidated financial statements and related notes, included elsewhere in, or incorporated by reference into, this prospectus.

Except as otherwise indicated, as used in this prospectus, references to the “Company”, “Areti Web”, “we”, “us”, or “our” refer to Areti Web Innovations, Inc. and its wholly-owned subsidiaries.

About Our Company

Areti Web is a web hosting company that operates its own state-of-the-art data centers in the United States and Canada.  Although the Company’s predominate customer base is in the United States and Canada, it has attracted customers from around the world.   The Company specializes in providing shared web hosting services for smaller businesses, as well as dedicated/managed servers for larger businesses.  In addition to offering various web hosting, data storage, and domain registration services, the Company also provides full-service advertising and consulting products and services to its customers.  The Company operates the following subsidiary brands, which provide web hosting, data storage, domain registration, internet advertising, and consulting services:  Alentus Corporation (Canada), Web Site Source, Inc., SpeedFox , Inc., Web Hosting Groups, Inc., and Areti Corporation.  The Company’s organizational structure and acquisitions are described more fully beginning on page 14.

Use of Certain Defined Terms

Except as otherwise indicated by the context, references in this report to:

•

“Areti Web,” “we,” “us,” or “our,” “Successor” are references to the combined business of Areti Web Innovations, Inc. and its wholly-owned subsidiaries.

•

“Securities Act” are references to the Securities Act of 1933, as amended and references to “Exchange Act” are references to the Securities Exchange Act of 1934, as amended.

Where You Can Find Us

Our corporate headquarters are currently located at 3050 Rainbow Avenue, Pahrump, Nevada 89048.  Our telephone number is (877) 922–9903, our facsimile number is (949) 271–4114, and our website is www. aretiwebinnovations.com.

Summary of the Offering

Securities being registered by the Selling Security Holders:	85,977 shares of common stock

Offering price:	$0.75-$1.40 per share until a market develops and thereafter at market prices or prices negotiated in private transactions

Newly issued common stock being registered pursuant to the Primary Offering:	500,000 shares of common stock

Offering price:	$0.75-$1.40 per share

Number of shares outstanding prior to the offering:	2,131,879 shares of common stock

Number of shares outstanding after the offering:	2,631,879 shares of common stock

Market for the common stock:

Our common stock is currently quoted on the Over-The-Counter market. After the effective date of the registration statement relating to this prospectus, we hope to have a market maker file an application with FINRA for our common stock to eligible for trading on the Over The Counter Bulletin Board. We do not yet have a market maker who has agreed to file such application.

There is no assurance that a trading market will develop, or, if developed, that it will be sustained. Consequently, a purchaser of our common stock may find it difficult to resell the securities offered herein should the purchaser desire to do so when eligible for public resale.

Use of proceeds:

We will receive approximately $537,500.00 in gross proceeds if we sell all of the shares in the Primary Offering, assuming an initial public offering price of $1.075 per share, which is the midpoint of the price range on the cover page of this prospectus, and we would receive estimated net proceeds of $453,405.99 after deducting the expenses of registration. We will receive none of the proceeds from the sale of shares by the Selling Security Holders. See “Use of Proceeds” for a more detailed explanation of how the proceeds from the Primary Offering will be used.

Risk Factors:	See “Risk Factors‚” and the other information in this prospectus for a discussion of the factors you should consider before deciding to invest in shares of our common stock.

Subscriptions:	Subscriptions are to be made payable to: Areti Web Innovations, Inc. 3050 Rainbow Ave. Pahrump, NV 89048

SUMMARY FINANCIAL INFORMATION

The following summary financial data should be read in conjunction with “Management’s Discussion and Analysis and Plan of Operation” and the Financial Statements and Notes thereto, included elsewhere in this prospectus.  The statement of operations and balance sheet data from December 31, 2011 and December 31, 20010 are derived from our December 31, 2011 and 2010 audited financial statements.  The statement of operations and balance sheet data for the three-month periods ending March 31, 2012 and March 31, 2011 were derived from our reviewed financial statements for those periods.

For the Years Ending December 31, 2011 and December 31, 2010 (audited)

The following tables set forth key components of our results of operations for the periods indicated, both in dollars and as a percentage of sales revenue for the periods indicated in dollars.

	Year Ended December 31, 2011%		Year Ended December 31, 2010%

Revenue	4,650,037	100.0	5,974,178	100.0
COGS	1,083,054	23.3	1,837,836	30.8
Gross Profit	2,714,804	58.4	3,189,212	53.4

Operating Expenses	4,236,474	91.1	5,048,005	84.5

Operating Income/(Loss)	(669,491)	(14.4)	(911,662)	(15.3)

Other Income/(Expenses)	858	0.02	280,206	4.7

Net Income/(Loss)	(668,633)	(14.4)	(631,456)	(10.6)

Net revenue consists of sales, net of refunds, and other income, including refunds by vendors.  Net revenue for the year ended December 31, 2011 was $4,650,037, compared to $5,974,178 in the comparable period in 2010.  Operating expenses were $4,236,474 for the year ended December 31, 2011, compared with $5,048,005 in the comparable period in 2010.  Other income for the year ended December 31, 2011 was $858, compared with other expenses of $280,206 in 2010.

For the year ended December 31, 2011, the Company had net loss of ($668,633) and a positive cash flow from operations of $282,911, as compared to a net loss of ($631,456) and a positive cash flow from operations of $927,508 for the corresponding period in 2010.

At December 31, 2011, the Company had cash funds of $249,445, as compared with $136,065 in cash funds as of December 31, 2010.

For the Three-Month Periods Ending March 31, 2012 and March 31, 2011 (unaudited)

The following tables set forth key components of our results of operations for the periods indicated, both in dollars and as a percentage of sales revenue for the periods indicated in dollars.

	Three Months Ended March 31, 2012%		Three Months Ended March 31, 2011%

Revenue	1,041,781	100.0	1,204,550	100.0
COGS	264,161	25.4	278,580	23.1
Gross Profit	777,620	74.6	925,970	76.9

Operating Expenses	1,051,743	100.1	1,075,034	89.2

Operating Income /(Loss)	(274,122)	(26.3)	(149,064)	(12.4)

Other Income/(Expenses)	(44,020)	(4.2)	286,934	23.8

Net Income /(Loss)	(318,142)	(30.5)	137,870	11.4

Net revenue consists of sales, net of refunds, and other income, including refunds by vendors.  Net revenue for the three months ended March 31, 2012 was $1,041,781, compared to $1,204,550 in the comparable period in 2011.  Operating expenses were $1,051,743 for the three months ended March 31, 2012, compared with $1,075,034 in the comparable period in 2011.  Other expenses for the three months ended March 31, 2012 were ($44,020), compared with an operating income of $286,934 in the comparable period in 2011.

For the three months ended March 31, 2012, the Company had a net loss of ($318,142) and a positive cash flow from operations of $69,995, as compared to a net income of $137,870, and a positive cash flow from operations of $163,175 for the corresponding period in 2011.

At March 31, 2012, the Company had cash funds of $304,525, as compared with $249,445 in cash funds as of December 31, 2011.

RISK FACTORS

An investment in our common stock is highly speculative and involves a high degree of risk. Therefore, you should consider all of the risk factors discussed below, as well as the other information contained in this document before deciding to invest in our companuy. You should not invest in our common stock unless you can afford to lose your entire investment and you are not dependent on the funds you are investing.

Risk Factors Relating to Our Company

1.

We may not be able to compete with current and potential competitors, some of whom have greater resources and experience than we do.

We may not have the resources to compete with our existing competitors or with any new competitors.   Many of our competitors have significantly greater personnel, financial, and managerial resources than we do.  This competition from other companies with greater resources and reputations may result in our failure to maintain or expand our business.

Moreover, the demand for our products and services increases, new companies may enter the market and the influx of added competition will pose an increased risk to our Company.  Increased competition may lead to price wars, which would harm us since we would be unable to compete with companies with greater resources.

2.

We need to retain key personnel to support our business and ongoing operations.

Our future success depends upon the continued services of our executive officers and the engagement of key employees and contractors who have critical industry experience and relationships that we rely on to implement our business plan.  The loss of the services of any of our officers or the lack of availability of other skilled personnel would negatively impact our ability to develop our company and to market and sell our intended products, which could adversely affect our financial results and impair our growth.

3.

Our executive officers own a majority of the outstanding shares of our common stock, and other stockholders may not be able to influence control of the company or decision-making by management of the company.

Our executive o fficers presently own, in the aggregate, 35.5% of our outstanding common stock. As a result, our executive officers have substantial control over all matters submitted to our stockholders for approval including the following matters: election of our Board of Directors; removal of any of our directors; amendment of our Articles of Incorporation or bylaws; and adoption of measures that could delay or prevent a change in control or impede a merger, takeover or other business combination involving us.   Other stockholders may consider the corporate decisions made by our executive officers to be inconsistent with the interests of these stockholders.   In addition, other stockholders may not be able to change the directors and officers, and are accordingly subject to the risk that management cannot or will not manage the affairs of the company in accordance with such stockholders’ wishes.

4.

Our Growth Plan is based upon Management’s projection of what may happen in the future, and such predictions may not occur. Actual results may differ materially.

Our growth plan is based upon Management's projections of estimated available cash flow, expenses, revenue, revenue over profit, earnings before interest, taxes and depreciation, sales cycle time and other measures of projected economic performance.   These projections are made in Management's view of what may happen in the future, and are not based upon historical projections.

5.

We will incur increased costs as a result of being a public company, which would reduce our net income as compared to our net income if we were not a public company.

If we are able to become a public company, we will incur significant legal, accounting and other expenses.   We expect the laws, rules and regulations governing public companies to increase our legal and financial compliance costs and to make some activities more time-consuming and costly.  As a result, these additional expenses will increase our operating expenses and therefore decrease our net income as compared to our net income if we were not a public company, all other factors being equal.

6.

Compliance with changing laws and regulations applicable to our business may result in additional expenses.

While there is currently limited regulation of our business at the state and federal level, any change to such regulation could adversely affect our business.   Our clients are often regulated, and their ability to pay us or our ability to provide services to them may be impacted by changes in the way the internet and the services we provide are regulated.  We are committed to maintaining high standards of corporate governance and public disclosure.   As a result, we intend to invest resources to comply with changing laws and regulations, which may result in higher expenses and a diversion of management time and attention from revenue-generating activities to compliance activities.   If our efforts to comply with new or changed laws, regulations and standards differ from the activities intended by regulatory or governing bodies due to ambiguities related to practice, our business may be materially impacted and our reputation may be harmed.

7.

Any change to government regulation/administrative practices may have a negative impact on our ability to operate and/or our profitability.

The laws, regulations, policies or current administrative practices of any government body, organization or regulatory agency in the United States or any other jurisdiction, may be changed, applied or interpreted in a manner which will fundamentally alter the ability of our company to carry on our business.

The actions, policies or regulations, or changes thereto, of any government body or regulatory agency, or other special interest groups, may have a detrimental effect on us.   Any or all of these situations may have a negative impact on our ability to operate and/or our profitably.

8.

The Company’s growth prospects are limited by low brand recognition.

Areti Web’s brands are not well-known and are not readily recognizable.  There are numerous websites that list top web hosting companies and while they all have very different lists, the same set of companies often reappear.  Thus, it is likely that new customers would gravitate towards those companies, making it difficult for us to organically grow new customers without significant marketing efforts.  The Company plans to mitigate this risk factor through strategic acquisitions and cross-selling production; however, having low brand recognition will likely limit rapid Company growth.

9.

There are low barriers to market entry, therefore, large, innovative and well-capitalized firms may enter the market.

The biggest threat in almost any industry is the chance that a large, innovative, and well-capitalized firm enters the market.  Currently Google and Yahoo are the dominant leaders in producing online advertising revenues from their search engines.  While is appears unlikely that either company is substantially interested in web hosting, either, or both could develop additional advertising services or other services which directly compete in our market.  This may drastically limit the amount of ancillary services our customers buy, which would lower our revenues, and materially impact our business.

10.

We compete in a highly competitive market, and it will be difficult for us to grow and increase our revenues in such an environment.

There are thousands of web hosting and ancillary service providers.  To the average non-technology company owner or manager, most web hosting companies look virtually identical.  This makes it difficult to attract new customers.  Web hosting companies must differentiate themselves by offering better and more services, but also must be able to promote those services.   In addition, a company must acquire new revenue-producing customers to grow, and a highly competitive market makes this more difficult.  Accordingly, our market strategy to differentiate ourselves from our many competitors may be unsuccessful, and we may be unable to acquire the necessary revenue-producing customers.  If this occurs, our revenues would not increase and our business would suffer.

11.

We will likely need to raise additional funds during the next 12 months, and our auditor has expressed substantial doubt about our ability to continue as a going concern, which may make it more expensive to raise capital.

Our audited financial statements were prepared using the assumption that we will continue our operations as a going concern.   As our independent accountants in their audit report have expressed substantial doubt about our ability to continue as a going concern, that doubt may impair our ability to raise capital on terms that we consider reasonable and at the levels that we will require over the coming months.   We cannot provide any assurances that we will be able to secure additional funding from public or private offerings on terms acceptable to us, if at all.  Historically, we have needed to raise approximately $75,000 per quarter to meet cash requirements.  Our current cash levels are likely not sufficient to fund operations for the next twelve months, and if we are unable to obtain the requisite amount of financing needed to fund our planned operations, it would have a material adverse effect on our business and ability to continue as a going concern.

Risks Relating To Our Common Stock

12.

We may, in the future, issue additional common shares, which would reduce investors' percent of ownership and may dilute their share value.

Our amended Articles of Incorporation authorize the issuance of 350,000,000 shares of common stock, par value $0.001 per share, of which, as of July 10, 2012, 2,131,879 shares are issued and outstanding; 1,000,000 shares of Preferred Stock Series A, par value $0.001 per share, of which, as of July 10, 2012, 5,445 shares are issued and outstanding; and 1,000,000 shares of Preferred Stock Series C, par value $0.001, of which, as of July 10, 2012, 8,519 shares are issued and outstanding.  The future issuance of common stock may result in substantial dilution in the percentage of our common stock held by our then existing shareholders.  We may value any common stock issued in the future on an arbitrary basis.   The issuance of common stock for future services or acquisitions or other corporate actions may have the effect of diluting the value of the shares held by our investors, and might have an adverse effect on any trading market for our common stock.

13.

Our common shares are subject to the "Penny Stock" Rules of the SEC and the trading market in our securities is limited, which makes transactions in our stock cumbersome and may reduce the value of an investment in our stock.

The Securities and Exchange Commission has adopted Rule 15g-9 which establishes the definition of a "penny stock," for the purposes relevant to us, as any equity security that has a market price of less than $5.00 per share or with an exercise price of less than $5.00 per share, subject to certain exceptions. For any transaction involving a penny stock, unless exempt, the rules require:

•

That a broker or dealer approve a person’s account for transactions in penny stocks; and

•

The broker or dealer receive from the investor a written agreement to the transaction, setting forth the identity and quality of the penny stock to be purchased.

In order to approve a person's account for transactions in penny stocks, the broker or dealer must:

•

Obtain financial information and investment experience objectives of the person; and

•

Make a reasonable determination that the transactions in penny stocks are suitable for that person and the person has sufficient knowledge and experience in financial matters to be capable of evaluating the risks of transactions in penny stocks.

The broker or dealer must also deliver, prior to any transaction in a penny stock, a disclosure schedule prescribed by the Commission relating to the penny stock market, which, in highlight form:

•

Sets forth the basis on which the broker or dealer made the suitability determination; and

•

That the broker or dealer received a signed, written agreement from the investor prior to the transaction.

Generally, brokers may be less willing to execute transactions in securities subject to the "penny stock" rules. This may make it more difficult for investors to dispose of our common stock and cause a decline in the market value of our stock.

Disclosure also has to be made about the risks of investing in penny stocks in both public offerings and in secondary trading and about the commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and the rights and remedies available to an investor in cases of fraud in penny stock transactions. Finally, monthly statements have to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks.

14.

State securities laws may limit secondary trading, which may restrict the states in which and conditions under which you can sell the shares offered by this prospectus.

Secondary trading in common stock sold in this offering will not be possible in any state until the common stock is qualified for sale under the applicable securities laws of the state or there is confirmation that an exemption, such as listing in certain recognized securities manuals, is available for secondary trading in the state.   If we fail to register or qualify, or to obtain or verify an exemption for the secondary trading of, the common stock in any particular state, the common stock could not be offered or sold to, or purchased by, a resident of that state.  In the event that a significant number of states refuse to permit secondary trading in our common stock, the liquidity for the common stock could be significantly impacted thus causing you to realize a loss on your investment.

15.

Because we do not intend to pay any cash dividends on our common stock, our stockholders will not be able to receive a return on their shares unless they sell them.

We intend to retain any future earnings to finance the development and expansion of our business.   We do not anticipate paying any cash dividends on our common stock in the foreseeable future.  Unless we pay dividends, our stockholders will not be able to receive a return on their shares unless the value of such shares appreciates and they sell them. There is no assurance that stockholders will be able to sell shares when desired.

16.

We may seek to raise additional funds, finance acquisitions or develop strategic relationships by issuing capital stock.

We have financed our operations, and we expect to continue to finance our operations, acquisitions and develop strategic relationships, by issuing equity or debt securities, which could significantly reduce the percentage ownership of our existing stockholders.  Furthermore, any newly issued securities could have rights, preferences and privileges senior to those of our existing stock.  Moreover, any issuances by us of equity securities may be at or below the prevailing market price of our stock and in any event may have a dilutive impact on your ownership interest, which could cause the market price of stock to decline.

17.

The financial projections in this Prospectus are based on assumptions which may not actually occur.

The financial projections contained in this Prospectus are based on certain assumptions and estimates and, although the Company believes there is a reasonable basis for the assumptions and estimates upon which the projections are based, there can be no assurance that the revenues stated therein will be attained or that expenses will not be higher than estimated ..  Much of the information contained in the projections is based on assumptions and estimates that are subject to variations that could be beyond the control of the Company and could have a substantially adverse effect on the performance and profitability of the Company. Accordingly, no representation is or can be made as to the future operations or the amount of any future income or loss of the Company.   In addition, the projections were prepared by management and have not been reviewed by any independent certified public accountant.  Each investor should consult his own attorney, accountant or other advisors concerning an investment in the Company.

18.

There may be deficiencies with our internal controls that require improvements, and we will be exposed to increasing costs and potential risks from legislation requiring companies to evaluate controls under Section 404 of the Sarbanes-Oxley Act of 2002 in the event we become a fully reporting company.

While we believe that we currently have adequate internal control procedures in place, we are still exposed to potential risks from legislation requiring companies to evaluate controls under Section 404a of the Sarbanes-Oxley Act of 2002.  Beginning the fiscal year following our filing of our first annual report with the SEC, we will have to evaluate our internal control systems and processes in order to allow management to include in our annual reports an assessment of our internal controls over financial reporting, as required by Section 404a of the Sarbanes-Oxley Act.  As a result, we will have to incur additional expenses and a diversion of management’s time ..   If we are not able to meet the requirements of Section 404a in a timely manner or with adequate compliance, we might be subject to sanctions or investigation by regulatory authorities, such as the SEC.  Because we are not an accelerated filer or large accelerated filer as defined by SEC rules, we do not have to include in our annual reports a registered public accounting firm’s attestation report auditing our internal controls.

19.

The Financial Industry Regulation Authority, or FINRA, has adopted sales practice requirements which may also limit a stockholder’s ability to buy and sell our stock.

In addition to the “penny stock” rules described above, FINRA has adopted rules that require that in recommending an investment to a customer, a broker-dealer must have reasonable grounds for believing that the investment is suitable for that customer. Prior to recommending speculative low priced securities to their non-institutional customers, broker-dealers must make reasonable efforts to obtain information about the customer’s financial status, tax status, investment objectives and other information. Under interpretations of these rules, FINRA believes that there is a high probability that speculative low priced securities will not be suitable for at least some customers.   FINRA requirements make it more difficult for broker-dealers to recommend that their customers buy our common stock, which may limit your ability to buy and sell our stock and have an adverse effect on the market for our shares.

Risks Associated with this Offering

20.

Our common stock is illiquid and the price of our common stock may be negatively impacted by factors which are unrelated to our operations.

Our common stock currently trades on a limited basis on the OTC Market, and upon the effectiveness of this Form S-1 will be traded on the Over-The-Counter Bulletin Board.  Trading of our stock through the OTC Market and eventually through the Over-The-Counter Bulletin Board is frequently thin and highly volatile.   There is no assurance that a sufficient market will develop in our stock, in which case it could be difficult for shareholders to sell their stock.   The market price of our common stock could fluctuate substantially due to a variety of factors, including market perception of our ability to achieve our planned growth, quarterly operating results of our competitors, trading volume in our common stock, changes in general conditions in the economy and the financial markets or other developments affecting our competitors or us.   In addition, the stock market is subject to extreme price and volume fluctuations.  This volatility has had a significant effect on the market price of securities issued by many companies for reasons unrelated to their operating performance and could have the same effect on our common stock.

21.

We anticipate the need to sell additional authorized shares in the future.  This will result in a dilution to our existing shareholders and a corresponding reduction in their percentage ownership in the Company.

We may seek additional funds through the sale of our common stock. This will result in a dilution effect to our shareholders whereby their percentage ownership interest in the Company is reduced. The magnitude of this dilution effect will be determined by the number of shares we will have to issue in the future to obtain the funds required.  The sale of additional stock to new shareholders will reduce the ownership position of the current shareholders.  The price of each share outstanding common share may decrease in the event we sell additional shares.

22.

A decline in the price of our common stock could affect our ability to raise further working capital and adversely impact our operation.

A prolonged decline in the price of our common stock could result in a reduction in the liquidity of our common stock and a reduction in our ability to raise capital.   Because our operations have been primarily financed through the sale of equity securities, a decline in the price of our common stock could be especially detrimental to our liquidity and our continued operations.   Any reduction in our ability to raise equity capital in the future would force us to reallocate funds from other planned uses and would have a significant negative effect on our business plans and operations, including our ability to continue our current operations. If our stock price declines, we may not be able to raise additional capital or generate funds from operations sufficient to meet our obligations.

23.

Because our Primary Offering does not have a minimum offering amount, we may not raise enough funds to continue operations.

Because our Primary Offering lacks a minimum offering amount, no minimum amount of funds are assured, and we may only receive proceeds sufficient to fund operations for a short amount of time.  We may then have to cease operations, and investors could then lose their entire investment.

24.

Because the Selling Shareholders are selling their shares, we are less likely to sell all of the Primary Offering shares.

Investors interested in purchasing our stock in the Primary Offering may purchase stock directly from the Selling Shareholders.  Therefore, the existence of the Selling Shareholders’ secondary offering makes it less likely that we will sell all of the shares available in the Primary Offering.

25.

Purchasers of our stock will experience dilution.

At March 31, 2012, we had a negative net tangible book value of $(0.7211) per share of our common stock. If you purchase our common stock from us in our Primary Offering, you will experience immediate and substantial dilution to the extent of the difference between the public offering price per share of our common stock ($1.075 per share) and the pro forma net tangible book value per share of our common stock immediately after the offering (-$0.3992 per share).  See the “Dilution” section below for a more detailed explanation.

26.

We are an “emerging growth company” under the JOBS Act of 2012, and we cannot be certain if the reduced disclosure requirements applicable to emerging growth companies will make our common stock less attractive to investors.

We are an “emerging growth company,” as defined in the Jumpstart Our Business Startups Act of 2012 (“JOBS Act”), and we may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies” including, but not limited to, not being required to comply with the auditor attestation requirements of section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. We cannot predict if investors will find our common stock less attractive because we may rely on these exemptions. If some investors find our common stock less attractive as a result, there may be a less active trading market for our common stock and our stock price may be more volatile.

In addition, Section 107 of the JOBS Act also provides that an “emerging growth company” can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. In other words, an “emerging growth company” can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We are choosing to take advantage of the extended transition period for complying with new or revised accounting standards.  As a result, our financial statements may not be comparable to those of companies that comply with public company effective dates.

We will remain an “emerging growth company” for up to five years, although we will lose that status sooner if our revenues exceed $1 billion, if we issue more than $1 billion in non-convertible debt in a three year period, or if the market value of our common stock that is held by non-affiliates exceeds $700 million as of any May 30.

27.

Our status as an “emerging growth company” under the JOBS Act of 2012 may make it more difficult to raise capital as and when we need it.

Because of the exemptions from various reporting requirements provided to us as an “emerging growth company” and because we will have an extended transition period for complying with new or revised financial accounting standards, we may be less attractive to investors and it may be difficult for us to raise additional capital as and when we need it.  Investors may be unable to compare our business with other companies in our industry if they believe that our financial accounting is not as transparent as other companies in our industry.  If we are unable to raise additional capital as and when we need it, our financial condition and results of operations may be materially and adversely affected.

FORWARD LOOKING STATEMENTS

Information included or incorporated by reference in this prospectus may contain forward-looking statements.  This information may involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from the future results, performance or achievements expressed or implied by any forward-looking statements.  Forward-looking statements, which involve assumptions and describe our future plans, strategies and expectations, are generally identifiable by use of the words “may,” “should,” “expect,” “anticipate,” “estimate,” “believe,” “intend” or “project” or the negative of these words or other variations on these words or comparable terminology.

This prospectus contains forward-looking statements, including statements regarding, among other things, (a) our projected sales and profitability, (b) our technology, (c) our manufacturing, (d) the regulation to which we are subject, (e) anticipated trends in our industry and (f) our needs for working capital.  These statements may be found under “Management’s Discussion and Analysis or Plan of Operations” and “Business,” as well as in this prospectus generally.  Actual events or results may differ materially from those discussed in forward-looking statements as a result of various factors, including, without limitation, the risks outlined under “Risk Factors” and matters described in this prospectus generally.  In light of these risks and uncertainties, there can be no assurance that the forward-looking statements contained in this prospectus will in fact occur.

Except as otherwise required by applicable laws, we undertake no obligation to publicly update or revise any forward-looking statements or the risk factors described in the prospectus, whether as a result of new information, future events, changed circumstances or any other reason after the date of this prospectus.

USE OF PROCEEDS

We intend to use the net proceeds from this offering for general corporate purposes, including (1) retiring debt, (2) making  acquisitions of businesses or customer bases, (3) new software product development, and (4) expanding marketing through increased use of social media advertising and other web-based avenues.  None of the proceeds will be used for officer or director salaries during the next year of operations.  The precise amounts that we will devote to each of these purposes will vary depending on numerous factors, including but not limited to, the progress and results of our strategies and our research and assessments as to the market potential of each strategy to develop and expand the business.  In the event that we sell less than the maximum shares offered in this Primary Offering, we plan to use approximately 25% of the net proceeds to retire existing debt, approximately 40% to make strategic acquisitions of other companies or customer bases, approximately 15% to develop product software, and approximately 20% to expand our marketing.

The Company anticipates that the estimated $453,405.99 in net proceeds from the Maximum Offering will enable it to retire debt, expand, and fund its other capital needs for the balance of 2012. In the event that the Maximum Offering is not completed, the Company may be required to seek additional financing. There can be no assurance that additional financing will be available when needed and, if available, will be on terms acceptable to the Company.

DIVIDEND POLICY

We have never declared dividends or paid cash dividends on our common stock and our board of directors does not intend to distribute dividends in the near future.   The declaration, payment and amount of any future dividends will be made at the discretion of the board of directors, and will depend upon, among other things, the results of our operations, cash flows and financial condition, operating and capital requirements, and other factors as the board of directors considers relevant.  There is no assurance that future dividends will be paid, and, if dividends are paid, there is no assurance with respect to the amount of any such dividend.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Market Information

Our common stock is currently traded on the over-the-counter market OTC Pinksheets under the symbol ”ALNSD”. After the effective date of the registration statement relating to this prospectus, we hope to have our common stock eligible for trade on the OTC Bulletin Board.  However, there is no assurance that a trading market will develop on the OTC Bulletin Board, or, if developed, that it will be sustained.   Consequently, a purchaser of our common stock may find it difficult to resell the securities offered herein should the purchaser desire to do so when eligible for public resale.

Holders of Our Common Stock

As of July 10, 2011, we have approximately 44 shareholders of record and 2,131,879 shares issued and outstanding.

Securities Authorized for Issuance under Equity Compensation Plans

We have not reserved any securities for issuance under any equity compensation plan, as we currently have not adopted any equity compensation plan.

DILUTION

We had a negative net tangible book value at March 31, 2012 of ($0.7211) per share of our common stock. If you invest in our common stock, you will experience immediate and substantial dilution to the extent of the difference between the public offering price per share of our common stock, and the pro forma net tangible book value per share of our common stock immediately after the offering.

Assuming our initial public offering price is $1.075 per share, the midpoint of the price range on the cover page of this prospectus, and after deducting expenses of the offering, the net tangible book value per share after the offering but prior to any new offerings is expected to be ($0.3992) per share. Therefore, outside Investors participating in this offering will incur immediate substantial dilution of their investment insofar as it refers to the resulting per share net tangible book value of the Company's Common Stock after completion of this Offering. The following table illustrates dilution to investors on a dollar per share basis, depending upon whether we sell 100%, 75%, 50%, or 25% of the shares being offered in the Primary Offering:

Percentage of Offering Shares Sold	100%	75%	50%	25%
Offering price per share	1.075	1.075	1.075	1.075
Net tangible book value per share before offering	(0.7211)	(0.7211)	(0.7211)	(0.7211)
Increase per share attributable to investors	0.3219	0.2453	0.1602	0.0652
Pro forma net tangible book value per share after offering	(0.3992)	(0.4758)	(0.5609)	(0.6559)
Dilution per share to investors	1.4742	1.5508	1.6359	1.7309

MANAGEMENT’S DISCUSSION AND ANALYSIS AND PLAN OF OPERATIONS

Forward Looking Statements

The following discussion should be read in conjunction with the consolidated financial statements and notes thereto and the other financial information appearing elsewhere in this prospectus.  In addition to historical information contained herein, the following discussion and other parts of this prospectus contain certain forward-looking statements that involve risks and uncertainties.  Our actual results could differ materially from those discussed in the forward-looking statements due to factors discussed under “Risk Factors”, as well as factors discussed elsewhere in this prospectus.  The cautionary statements made in this prospectus should be read as being applicable to all related forward-looking statements wherever they appear in this prospectus.

Overview and Organizational Structure

The Company, which may be referred to as ”Areti Web“ throughout this section, is a web-hosting company with the following subsidiary brands that provide web-hosting and related services to customers: Alentus Corporation (incorporated in Canada and referred to as “Alentus Canada” throughout this section), Web Site Source, Inc., SpeedFox , Inc., Web Hosting Groups, Inc., and Areti Corporation.

The Company’s predecessor-in-interest was originally formed in the State of New York on May 12, 2005 under the name “Alpha 1 Products, Inc.”  It subsequently changed its name to “Windfall Entertainment, Inc.” on May 13, 2005, and changed its name to “Blueberry Holdings, Inc.” on June 17, 2005.  On November 8, 2007, certain shareholders of Blueberry Holdings, Inc., representing a majority of the shares of Blueberry Holdings, Inc., sold their shares in private transactions to certain individual purchasers representing a change in control of Blueberry Holdings, Inc.

Blueberry Holdings, Inc. subsequently changed its name to “Alentus Corporation” on December 21, 2007.  That same day Alentus Corporation merged into Alentus Corporation, a Nevada corporation, which was formed on December 7, 2007, effecting a change of domicile of Alentus Corporation to the State of Nevada.

On May 10, 2012, the Company changed its name with the State of Nevada from “Alentus Corporation” to “Areti Web Innovations, Inc.”  Effective July 5, 2012, FINRA approved this name change and authorized a 50-to-1 reverse stock split.   The Company’s ticker symbol was changed to “ALNSD” for 20 business days.  Thereafter, the “D” will be removed from the ticker symbol for 10 more business days, and FINRA will then issue the Company a new ticker symbol.

Corporate Structure

The following chart depicts our corporate structure:

Brand Acquisitions

The Company’s subsidiary, Alentus Corporation, a Canadian corporation (“Alentus Canada”), was first founded on November 18, 1997 under the name “Pacific Netware.”  On November 3, 1999, it incorporated in Edmonton, Canada as “Pacific Netware.com, Inc.,” and in 2001, it changed its name to “Alentus Corporation.”  It obtained a trademark on the name “Alentus” in 2004, it registered an “operating as” name of “Alentus Internet Services” in 2006, and in November of 2007, it was acquired by EnActen Corporation.

On March 26, 2008, the Company paid a stock dividend of 2.5 shares for every share owned, causing the Company to have approximately 51,005,731 shares of its common stock issued and outstanding at the time. Following the issuance of the dividend, the Company approved the issuance of 1,000,000 shares to the shareholders of EnActen Corporation pursuant to a Share Exchange Agreement between EnActen Corporation and Blueberry Holdings, Inc., whereby the Company acquired 100% ownership of EnActen Corporation in exchange for 1,000,000 newly issued shares of the Company.  With that acquisition, the Company began operating Alentus Canada’s web-hosting business.

On April 4, 2008, the Company acquired Web Site Source, Inc., Web Hosting Groups, Inc., and SpeedFox, Inc.   The purchase price included the issuance of 538,461 shares of the Company’s common stock to the selling shareholders.   Following these acquisitions, the Company had approximately 57,124,421 shares of its common stock issued and outstanding.

On June 2, 2008, the Company acquired all of the outstanding stock of Areti Internet Limited. The purchase price included the issuance of 588,667 shares of common stock to be held in escrow subject to write down based on representations and warranties stated in the purchase agreement. However, the sellers have elected to instead receive a cash payment in lieu of those shares, and therefore, the Company no longer needed to escrow the shares and subsequently retired the shares.

On July 1, 2009, the Company acquired Route Sense Corporation for 100,000 shares of common stock.

Our Operations

Areti Web is a web hosting company that has attracted customers from around over the world, but predominately the United States and Canada.

Products & Services

Areti Web’s services are divided into two principal categories: (i) shared web hosting services, and (ii) dedicated/managed servers.  The shared web hosting services offered by the Company include a full selection of website hosting plans that are configured to meet virtually any site hosting requirements and budget.  Clients choose from a complete line of site hosting services and options, with comprehensive support for ASP, ASP.NET 2.0, Linux, Virtual Private Servers, PHP, SQL Server, MySQL, SharePoint, Microsoft Exchange and more than twenty other powerful and popular website applications.  The Company promotes and sells dedicated and managed servers using a website as well as a small sales staff.  These sites have been successful and allow the Company to promote its products and services in a clear, effective way.

For larger companies with extensive data need, Areti Web offers dedicated and managed servers.   Areti Web stores the dedicated servers in its data centers and provides web hosting and data storage services.  However, since the servers are exclusively for the use of a single customer, each customer can customize the server according to its hardware, software and bandwidth needs.  In addition to customizable options at purchase, dedicated servers can be upgraded later as a company’s data needs grow.  An important feature of dedicated servers for many customers is their ability to offer exceptional security measures, which may not be available with shared servers, as the customer completely controls the firewall and other security programs.

Since 2010, Areti Web has offered domain registration along with its web hosting services.  Customers can check the available domain names at different web address extensions (for example, .com or .net).  The Company then registers the available domain names with the International Corporation for Assigned Names and Numbers (“ICANN”) for a period of ten years.  For an additional fee, customers can use private registration for which they do not need to provide their personal information for registration of the domain name.

Finally, in addition to offering various web hosting, data storage, and domain registration services, the Company also provides full-service advertising and consulting products and services to its customers.  The Company possesses an established customer base that is suitable to embrace various fast growing enterprise services such as managed converged voice, unified messaging, WAN connectivity, co-location, and dedicated Internet connectivity solutions.

The Company primarily distributes its products and services through its brand websites: www.websitesource.com, www.speedfox.com, www.lowpricedomains.com (operated by Web Hosting Groups), and www.areti.com.  The Company also has a reseller program that allows approximately 240 resellers to host bulk quantities of domains under a single customer account.  Another method of distribution is through approximately 215 affiliates that are paid a commission for referring customers.

Facilities

The Company currently operates the following two facilities:

1)

Alberta, Canada:  From within approximately 6,500 square feet of leased space in a downtown Edmonton office building, the Company owns and manages all core equipment needed to maintain its data center operations.  Over the past seven years, the Company, and its subsidiary, Alentus Canada, has carefully managed its infrastructure in this space and currently has enough capacity for another 400 servers, or approximately twice that of its existing capacity.

The Company maintains 24-hour service agreements or on-call contracts with Cummins (diesel generator), Morris Electric (power distribution systems), Integra Mechanical (air conditioning systems), and Chubb Security (security systems).  The multi-homed connectivity of the Company includes several core backbone providers to the data center and diverse path fiber connectivity.  High availability routing infrastructure using multiple gigabit and ten-gigabit connections to Tier 1 upstream providers all controlled via BGP protocol, a protocol for exchanging routing information between gateway hosts (each with its own router) in a network of autonomous systems.

The Company’s servers will not shut down upon power failure due to the sophisticated power management system that connects to a commercial grade uninterrupted power supply and is backed-up by a long-term diesel generator, both of which are controlled by an automatic transfer switch ensuring the flow of power is never disrupted.  The Company has the ability to operate indefinitely during a power failure and maintains a one-week supply of fuel on-site in addition to continuous fuelling contracts.

The Company’s network operations and infrastructure, including the vast array of equipment contained therein, is wholly-owned by the Company.

2)

Ohio, United States of America:  The Company operates a state of the art data center in Columbus, Ohio.  It has a 600 amp, 480 volt utility power feed, 300kw generator, and 56 tons of cooling capacity.  The colocation environmental and power equipment is delivered by datacenter quality Liebert and APC commercial HVAC condenser units and uninterrupted power supply battery systems.  Multiple HVAC units and three uninterrupted power supply arrays ensure no single point of failure.  The facility is connected to the Areti Web core network in Chicago through the deployment of multiple OC-12 SONET backbone rings.

Customers

As a Microsoft Gold Certified Partner and with a business model focused on premium Windows-based hosting services, Areti Web provides dedicated services to thousands of customers including Fortune 500 firms and departments of the United States and Canadian governments. The Company currently has approximately 17,000 total customers and is not wholly dependent on a few major customers.  No customer makes up more than five percent of the Company’s revenue.

In addition to offering various hosting services, Areti Web offers an established customer base suitable to embrace various fast growing enterprise services such as managed converged voice, unified messaging, WAN connectivity, co-location, and dedicated Internet connectivity solutions.

Although the Company sells its products and services to companies of all sizes in numerous geographical locations, the Company intends to focus future marketing efforts on the 10 million small and medium sized businesses (“SMBs”) in North America.  With the continuing increase of internet advertising and consumer use of mobile internet devices, it is vital for these businesses to effectively advertise and market products through the Internet.

Number of Employees

Currently the Company has 32 employees.

Target Market

The Company sells its products and services to companies of all sizes in numerous geographical locations.  The Company intends to focus its marketing for future customers on small and medium sized businesses (“SMBs”).  There are over 11 million SMBs in North America.  With the continuing increase of internet advertising and consumer use of mobile internet devices, it is vital for businesses to effectively advertise and market products through the Internet.

Therefore, the Company plans to target its marketing plans to SMB owners who are seeking options to increase revenue through the use of the Internet.  By offering internet advertising, consulting, and related services to SMBs, the Company can provide them with a customized solution that uses the Internet to generate additional revenues for the underlying business.  In particular, Areti Web will continue to develop features for mobile web devices, which are increasingly becoming a primary source for consumers to receive information about products and services.

Business and Growth Strategies

The Company plans to grow using both organic growth through increased marketing and acquisitions of smaller web hosting companies.   Like many web-hosting companies, Areti Web offers a reseller program which allows customers to sell hosting services for a discount on other services and/or a percentage of sales.  Resellers are typically freelance web designers or IT consultants and are a good way to obtain new customers at a limited expense.

A vital part of the business strategy is to encourage the sale of advertising and professional services along with web hosting.  By packaging multiple internet solutions services together, Areti Web may be able to offer the services at a lower price than other competitors or if customers need to find multiple suppliers.  As many of the target customers do not have Internet expertise, their businesses will ideally become reliant on the Company’s services.  This will allow the Company to maintain long-term relationships and provide services that grow along with its customers’ businesses.

Industry Summary

According to Royal Pingdom, a website monitoring service, there were 255 million websites on the Internet in December 2010.  For this reason, it is nearly impossible to quantify the total web hosting market.  Web Hosting Stuff, a web hosting review service for consumers, lists 16,798 web hosting companies in its directory, but with new companies forming and going out of business every day, it is difficult to test the accuracy of this number.

Web hosts store customers’ data on servers, generally in large data centers, which are constantly connected to the Internet.  While many large hosts own and operate their own centers, the vast majority of web hosting companies lease data and/or server space from independent data centers.  These data centers are large, highly protected buildings which have redundant internet and power sources to ensure that the servers’ uptime, the amount of time they are connected to the Internet is maximized.

Web hosting companies offer a wide range of services to customers.  Some companies focus on low-cost hosting services which cater to personal users and small internet-based businesses.  These sites offer little additional services for customers and thus are ideal for people or businesses with the technical knowledge and equipment to operate their website independently.

Larger web hosting companies often offer additional services and products to businesses of all sizes which require more complicated and sophisticated data and web storage.  While small to medium sized customers’ data is stored on shared servers with other uses, larger companies with advanced data needs can purchase a dedicated server.  These servers are stored and maintained similarly to shared servers, but because they contain data from only one customer, the customer can customize the server to his or her needs, as well as manage the service.

Due to high competition, the margins on simple web hosting are often low.  However, companies often offer ancillary services, such as Software as Service (“SaaS”) or e-mail services, to increase the amount of revenue per customer.

Again, because of its size, it is hard to quantify the growth in the web hosting industry.  Pingdom reports that there were 21.4 million new websites added in 2010, a significant decrease from 31.5 million in 2008 and 47 million in 2009.  This may signal a decrease in the absolute number of new websites per year, but it is still a 10% increase in the total number of websites in a single year.  In addition, there was a 14% increase in the number of worldwide Internet users in 2010, with this growth predicted to continue in future years.  With continued growth in Internet users, even if the absolute number of websites decline, the data needs of websites will grow creating more revenue potential for web hosting companies.

Competitors

The web hosting industry is saturated with over 17,000 companies listed on webhostingstuff.com, an industry review website.  For the most part, the majority of the companies are indistinguishable from one another.  They all offer various web hosting with prices based on domains allowed, data space, and/or bandwidth available.  Most of the companies are relatively small and many are just vehicles to produce small, continuous revenue streams for one or a few owners.

However, many larger sites also compete in the marketplace and account for a significant portion of domains hosted.  One of the largest, GoDaddy.com, started as a domain registry, but now is a full-service Internet solutions company that offers web hosting, web design, business advertising and consulting.  Yahoo!, the Internet search engine giant, now offers a small business service, which provides web hosting and business consulting for entrepreneurs and SMBs.  Many of the large web-hosting companies have increased the number of services offered to include network set-up, dedicated server hosting, and domain registration.  While technology services offered are common, more extensive business consulting and advertising services are not frequently offered by many of the largest competitors.  Slowly, web hosting companies are beginning to offer mobile services to help customers develop mobile websites to accompany their traditional sites.

While advertising and consulting companies do not compete with the core business of web hosting, many of the ancillary services companies such as Areti Web and Web.com compete directly with those companies.  The goal for web hosting companies is to get customers to purchase as many supplemental services to increase revenue.  While it makes sense for companies to group all Internet service needs with one company, it may also be logical to keep web hosting with one company and use the consulting/advertising services of another company.  Web hosting companies have Internet expertise, but advertising agencies can combine Internet marketing campaigns with more traditional print or video advertisements, which may make more sense for some companies.  In additions, SMBs may limit online advertising to basic services such as the Yellow Pages or coupon sites.  These companies can offer relatively low-cost services separate from web hosting, which may be preferable to many companies.

Competitive Strengths within the Industry

The Company operates in a very competitive environment and competes with companies who have more resources and brand recognition.  However, the Company’s customer base is global, and thereby relatively insulated from regional economic swings.  As a Microsoft certified partner, we are able to resell Microsoft SharePoint software to a growing market.  Through our multiple country data centers we are able to reduce our bandwidth costs and offer our customers a true global solution.

Further, Areti Web distinguishes itself as a singular partner for SMBs to promote their business on the Internet.  The Areti brand is a full service internet consulting and advertising company which can provide valuable services for SMBs who do not understand the complicated nature of the online business.  With this additional service that is not that common among web hosting companies, Areti Web can attract new customers.  Further, the Company can offer these services to existing customers to increase the Company’s revenue.  With the massive number of competitors within the industry it is often difficult to attract new customers.  Therefore, it is crucial to be able to offer as many services as possible to maximize revenue.

Intellectual Property

In 2002, the Company’s subsidiary, Alentus Canada, obtained a Canadian trademark on the name “Alentus,” and in 2004, a US trademark, which the Company has maintained.  The Company has also written and owns one primary software application that is used daily by staff and customers.  The Alentus Management System (“AMS”) is a front-end Microsoft access application with a SQL (structured query language) server backend that runs inside the firewall on staff workstations.  The AMS handles most day-to-day business and operational functions, including server management, customer management, billing, collections, ordering, network management and more.

Recent Developments

In September of 2010, the Company negotiated a restructuring and partial settlement of its debt so that the Company would be more attractive to new equity investors and its debt service would be more manageable.  The debt was restructured into a combination of long-term debt at lower interest rates and preferred stock and resulted in substantially reduced outstanding debt principal and accrued interest.

In November of 2010, the Company sold its United Kingdom subsidiary, Alentus UK Ltd., recognizing a loss of $832,456 on the sale, and losing a portion of its customer base and a source revenues.

On August 4, 2011, the Company entered into a Draft Securities Purchase Agreement with a potential investor.  The Draft Agreement is an expression of interest only and is currently not construed as a binding agreement, and will not be construed as a binding agreement until the terms are finalized between the parties.   In connection with the Draft Agreement, the contents of this Form S-1 may be amended to include some or all of the potential investors’ shares prior to finalization.

As of the beginning of the second quarter of 2012, the Company’s liabilities consisted, in part, of the following notes payable and obligations:

(1)

Debt term notes with unrelated parties.   Terms of the notes are: interest only for two years followed by 5 year amortization and due in full in March 2018, bears an interest rate at 4%, and convertible into common stock at $0.07 to $0.09 per pre-split share, or, at a maximum, approximately 1,000,000 shares of common stock.

(2)

This note with an unrelated party, Michael Macdonald, and a maturity date of May 2009, may be converted into common stock at $0.10 per pre-split share, or approximately 20,000 shares of common stock.

(3)

This is an obligation to the selling party in Areti Web’s purchase of Areti Internet Limited, subject to write down based on representations and warranties in the purchase agreement, which has already matured and which amount is being litigated in the United Kingdom.   The full face value of the obligation is £193,000.

(4)

This is a loan from an unrelated party, The Bosphorous Group, Inc., to help pay for our audit and up-listing expenses, with a maturity date of May 27, 2012 and convertible into common stock at $0.02 per pre-split share, or approximately 50,000 shares of common stock.

(5)

This is two loans from an unrelated party, Yahuda Dachs, with a maturity in February of 2013 and convertible into common stock at $0.02 to $0.05 per pre-split share, or between 34,350 and 85,875 shares of common stock.

(6)

This is two third party loans used to pay for a deposit on an advertising campaign. Monthly interest is calculated by multiplying $0.167 by the number of domain names sold by the Company through its Web Site Source Registrar during the prior month. The maturity date is March 30, 2012.

(7)

This loan, from the Tryon and Dolores Sisson Living Trust and with a maturity date of February 14, 2012, is associated with payment of a past due vendor account payable.  To date, 1,000,000 pre-split shares of stock have been paid as interest per the agreement of the parties.

(8)

This loan, from the Tryon and Dolores Sisson Living Trust and with a maturity date of May 1, 2013, was to provide funds to pay for the expense associated with our audit and exchange listing process.

During the last three years, the Company has earned or incurred the following “other” income or losses:

3rd Quarter, 2009:

Forgiven vendor debt: Vincent & Rees, $2,886

1st Quarter, 2010:

Forgiven vendor debt: RMS/Google, $8,068

2nd Quarter, 2010:

Forgiven vendor debt: Sungard/Inflow, $60,018

3rd Quarter, 2010:

Forgiven vendor debt: Telecity/Equinix, 29,583 GBP

3rd Quarter, 2010:

Forgiven investor debt and interest: multiple, $1,727,119 (1)

4th Quarter, 2010:

Forgiven vendor debt: Klassic, 11,210 GBP

4th Quarter, 2010:

Forgiven vendor debt: multiple, $(13,446)

4th Quarter, 2010:

Loss on sale of UK subsidiary, $(832,456)

1st Quarter, 2011:

Forgiven vendor debt: Microsoft/Dell, $120,387

1st Quarter, 2011:

Forgiven investor debt and interest: Ritter, $220,679

2nd Quarter, 2011:

Forgiven vendor debt: multiple, $9,092

2nd Quarter, 2011:

Loss in partnership dissolution: MWPO, $(23,720)

(1)

The following itemized list of loans totaling $1,727,119 were forgiven in settlement of a dispute between the Company and lenders and investors identified below:

08/24/2010	Telecity redbus uk ltd AP forgiven settlement	Accounts Payable	24,552.56
08/24/2010	Equinix UK Limited AP forgiven settlement	Accounts Payable	5,030.09
09/02/2010	Raskas - Forgiving accrued Interest	Long Term Debt	120,202.94
09/02/2010	Gerova/Stillwater - forgive accrued interest	Long Term Debt	1,277,157.06
09/02/2010	Sisson Forgive interest	Accrued Interest	31,849.32
09/10/2010	Rosendahl loan Settlement	Intercompany Transfer Edm US$	125,000.00
09/13/2010	Benovitz - Forgave accrued Interest	Long Term Debt	37,041.11
09/15/2010	Rosendahl $150k and $350k loans forgive accrued Int	Accrued Interest	98,410.91
09/16/2010	Jacboson - Forgiven accrued Interest	Long Term Debt	18,653.41
09/16/2010	Jacboson - Fractional Share charge	Long Term Debt	(83.34)
09/16/2010	Snyder - Forgive accrued Interest	Long Term Debt	18,887.68

Results of Operations

For the Years Ending December 31, 2011 and December 31, 2010 (audited)

The following tables set forth key components of our results of operations for the years ending December 31, 2011 and December 31, 2010, both in dollars and as a percentage of sales revenue for the periods indicated.

	Year Ended December 31, 2011%		Year Ended December 31, 2010%

Revenue	4,650,037	100.0	5,974,178	100.0
COGS	1,083,054	23.3	1,837,836	30.8
Gross Profit	2,714,804	58.4	3,189,212	53.4

Operating Expenses	4,236,474	91.1	5,048,005	84.5

Operating Income/(Loss)	(669,491)	(14.4)	(911,662)	(15.3)

Other Income/(Expenses)	858	0.02	280,206	4.7

Net Income/(Loss)	(668,633)	(14.4)	(631,456)	(10.6)

Net revenue consists of sales, net of refunds, and other income, including refunds by vendors.  The decline in revenue, cost of goods sold and operating expenses are primarily attributed to the sale of the UK subsidiary in November 2010.  In addition, we also reduced cost of goods sold and operating expenses through improved vendor contracts and costs elimination.  The decline in other income is primarily attributed to the recognition of debt forgiveness in 2010.

The following tables set forth key components of our balance sheet as of December 31, 2011, and December 31, 2010, in dollars.

	As of December 31, 2011	As of December 31, 2010

Current Assets	412,551	299,312

Property and Equipment	474,937	653,258

Other Assets	4,278,062	5,316,729

Total Assets	5,165,551	6,269,299

Current Liabilities	2,260,910	2,569,128

Long Term Liabilities	4,062,855	5,190,749

Total Liabilities	6,323,765	7,759,877

Stockholder Equity	(1,158,214)	(1,490,578)

Total Liabilities and Equity	5,165,551	6,269,299

The decline in Property and Equipment is mainly attributed to the depreciation of owned assets.  The decline in Other Assets is mainly attributed to the amortization of intangible assets.  The decline in Current Liabilities is mainly attributed to a general decrease in accounts payable.  The decline in Long Term Liabilities is mainly attributed to the debt restructuring and forgiveness in 2011.  The increase in Shareholder Equity is attributed to the reduction in liabilities in 2011.

At December 31, 2011, the Company had cash funds of $249,445, as compared with $136,065 in cash funds as of December 31, 2010.

For the Three Months Ending March 31, 2012 and March 31, 2011 (unaudited)

The following tables set forth key components of our results of operations for the three months ending March 31, 2012 and March 31, 2011, both in dollars and as a percentage of sales revenue for the periods indicated.

	Three Months Ended March 31, 2012%		Three Months Ended March 31, 2011%

Revenue	1,041,781	100.0	1,204,550	100.0
COGS	264,161	25.4	278,580	23.1
Gross Profit	777,620	74.6	925,970	76.9

Operating Expenses	1,051,743	100.1	1,075,034	89.2

Operating Income/(Loss)	(274,122)	(26.3)	(149,064)	(12.4)

Other Income/(Expenses)	(44,020)	(4.2)	286,934	23.8

Net Income/(Loss)	(318,142)	(30.5)	137,870	11.4

Net revenue consists of sales, net of refunds, and other income, including refunds by vendors.  The decline in revenue, cost of goods sold and operating expenses are primarily attributed to the sale of the UK subsidiary in November 2010.  In addition, we also reduced cost of goods sold and operating expenses through improved vendor contracts and costs elimination.  The decline in other income is primarily attributed to the recognition of debt forgiveness in the first quarter of 2011.

The following tables set forth key components of our balance sheet as of March 31, 2012, and March 31, 2011, in dollars.

	As of March 31, 2012	As of March 31, 2011

Current Assets	409,325	412,551

Property and Equipment	447,306	474,937

Other Assets	4,051,963	4,278,062

Total Assets	4,908,594	5,165,551

Current Liabilities	2,273,849	2,260,910

Long Term Liabilities	4,097,402	4,062,855

Total Liabilities	6,371,252	6,323,765

Stockholder Equity	(1,462,657)	(1,158,214)

Total Liabilities and Equity	4,908,594	5,165,551

The decline in Property and Equipment is mainly attributed to the depreciation of owned assets.  The decline in Other Assets is mainly attributed to the amortization of intangible assets.

At March 31, 2012, the Company had cash funds of $304,525, as compared with $249,445 in cash funds as of December 31, 2011.

Liquidity and Capital Resources

The Company has been and is currently operating with a relatively low level of cash and liquidity and that could lead to difficulty if not favorably resolved.   The Company desires to improve that through additional equity and debt investments in the Company and cash generated from higher revenues.

The Company does have exposure to currency exchange rates and it does not currently engage in any hedge activities.   At the end of 2011, that exposure is primarily between US and Canadian dollars.   If the US dollar were to weaken substantially that would have a moderately negative impact on our consolidated results, both revenue and income.

The Company does not believe it has any restrictions on the movement of cash between subsidiaries.

The Company’s management believes that the current cash and cash flow from operations will only be sufficient to meet anticipated cash needs, including for working capital and capital expenditures, for the next quarter.   Historically, the Company has needed to raise approximately $75,000 per quarter to meet cash needs.  The Company will likely require additional cash resources due to changed business conditions or other future developments.  The Company may seek to sell additional equity or debt securities or increase its credit facility.  The sale of convertible debt securities or additional equity securities could result in additional dilution to our shareholders. The incurrence of indebtedness would result in increased debt service obligations and could result in operating and financing covenants that would restrict our operations and liquidity.

The Company’s ability to obtain additional capital on acceptable terms is subject to a variety of uncertainties, including: investors’ perception of, and demand for, securities of web hosting and related service companies; conditions of the U.S. and other capital markets in which we may seek to raise funds; future results of operations, financial condition and cash flow.  Therefore, the Company’s management cannot assure that financing will be available in amounts or on terms acceptable to the Company, or if at all. Any failure by the Company’s management to raise additional funds on terms favorable to the Company could have a material adverse effect on the Company’s liquidity and financial condition.

Summary of Results of Operations

The Company has spent very little on sales and marketing in recent years relative to many competitors. This resulted in a slow loss of revenues and customer base.  Additionally, the Company sold its UK subsidiary in November of 2010, losing an established customer base and further revenues.   The Company desires to raise additional investment in the future to enable it to grow the business organically and through acquisition. Such efforts would reverse the loss of revenues. Generally speaking, our costs are highly correlated to revenues although with some reasonable economy of scale. Therefore as our revenues increase, we expect our income to improve.

Inflation has had a very small impact on the Company’s revenue and income particularly in the three most recent years.  We typically have multi-year fixed price leases for facilities and major cost of good sold contributors. The one exception is the labor for customer support but the general economic environment has not required any significant wage increases in that timeframe.

Pricing pressure has continued in the past three years but has not had a significant impact on revenue and income. The company strategy is to offer more functionality at a similar price to mitigate such price erosion and keep the average revenue per customer relatively stable.

Emerging Growth Company

We are an “emerging growth company” under the federal securities laws and will be subject to reduced public company reporting requirements. In addition, Section 107 of the JOBS Act also provides that an “emerging growth company” can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. In other words, an “emerging growth company” can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We are choosing to take advantage of the extended transition period for complying with new or revised accounting standards.  As a result, our financial statements may not be comparable to those of companies that comply with public company effective dates.

Critical Accounting Policies

Our financial statements and related public financial information are based on the application of accounting principles generally accepted in the United States (“GAAP”). GAAP requires the use of estimates; assumptions, judgments and subjective interpretations of accounting principles that have an impact on the assets, liabilities, revenue, and expense amounts reported. These estimates can also affect supplemental information contained in our external disclosures including information regarding contingencies, risk and financial condition. We believe our use if estimates and underlying accounting assumptions adhere to GAAP and are consistently and conservatively applied. We base our estimates on historical experience and on various other assumptions that we believe to be reasonable under the circumstances. Actual results may differ materially from these estimates under different assumptions or conditions. We continue to monitor significant estimates made during the preparation of our financial statements.

Our significant accounting policies are summarized in Note 1 of our financial statements. While all these significant accounting policies impact our financial condition and results of operations, we view certain of these policies as critical. Policies determined to be critical are those policies that have the most significant impact on our financial statements and require management to use a greater degree of judgment and estimates. Actual results may differ from those estimates. Our management believes that given current facts and circumstances, it is unlikely that applying any other reasonable judgments or estimate methodologies would cause effect on our consolidated results of operations, financial position or liquidity for the periods presented in this report.

Off Balance Sheet Arrangements

We have no off-balance sheet arrangements.

Contractual Obligations

Contractual obligations	Payments due by period
	Total	Less than 1 year	1-3 years	3-5 years	More than 5 years
[Long-Term Debt Obligations]	$4,712,857	$310,123	$1,129,605	$1,540,296	$1,732,833
[Capital Lease Obligations]	$48,249	$29,847	$18,402	0	0
[Operating Lease Obligations]	$248,610	$178,536	$70,074	0	0
[Purchase Obligations]	0	0	0	0	0
[Other Long-Term Liabilities Reflected on the Registrant's Balance Sheet under GAAP]	0	0	0	0	0
Total	$5,009,716	$518,506	$1,218,081	$1,540,296	$1,732,833

The Long Term Debt Obligations includes principal and interest payments. It also includes an automatic principal to equity conversion of $700,000 in March 2011.

Recent Accounting Pronouncements

In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements”.   The objective of SFAS 157 is to increase consistency and comparability in fair value measurements and to expand disclosures about fair value measurements. SFAS 157 defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles, and expands disclosures about fair value measurements. SFAS 157 applies under other accounting pronouncements that require or permit fair value measurements and does not require any new fair value measurements. The provisions of SFAS No. 157 are effective for fair value measurements made in fiscal years beginning after November 15, 2007. The adoption of this statement is not expected to have a material effect on the Company's future reported financial position or results of operations.

In February 2007, the Financial Accounting Standards Board (FASB) issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities - Including an Amendment of FASB Statement No. 115”. This statement permits entities to choose to measure many financial instruments and certain other items at fair value. Most of the provisions of SFAS No. 159 apply only to entities that elect the fair value option. However, the amendment to SFAS No. 115 “Accounting for Certain Investments in Debt and Equity Securities” applies to all entities with available-for-sale and trading securities. SFAS No. 159 is effective as of the beginning of an entity’s first fiscal year that begins after November 15, 2007. Early adoption is permitted as of the beginning of a fiscal year that begins on or before November 15, 2007, provided the entity also elects to apply the provision of SFAS No. 157, “Fair Value Measurements”. The adoption of this statement is not expected to have a material effect on the Company's financial statements.

Environmental Matters

Not applicable.

Principal Executive Offices

Our corporate headquarters are currently located at 3050 Rainbow Avenue, Pahrump, Nevada 89048.  Our telephone number is (877) 922-9903, our facsimile number is (949) 271-4114, and our corporate website is www. aretiwebinnovations ..com ..

DESCRIPTION OF PROPERTY

From within approximately 6500 square feet of leased space in a downtown office building, the Company owns and manages all core equipment needed to maintain its data center operations. Over the past seven years, the Company has carefully built up its infrastructure in this space and currently has enough capacity for another 500 servers, or approximately twice its existing capacity.

The Company maintains 24-hour services agreements or on-call contracts with Cummins (diesel generator), Morris Electric (power distribution systems), Integra Mechanical (air conditioning systems), and Chubb Security (security systems). The multi-homed connectivity of the Company includes three upstream providers in the data center, high-availability CISCO BGP4 multi-homed routing architecture, internet connections that incorporate multiple, high-speed lines including redundant, full, 100Mbps circuits with three Tier-1 Carriers, and peering arrangements with upstream carriers.

The Company’s servers will not shut down upon power failure due to the sophisticated power management system that includes UPS, a diesel generator and automatic transfer switch. The Company has the ability to operate indefinitely during a power failure and maintains a one-week supply of fuel on-site. The Company’s network operations and infrastructure, including the vast array of equipment contained therein, is wholly-owned by Areti Web Innovations, Inc.

In addition to the Edmonton facility, Areti Web operates a state of the art data center in Columbus, Ohio. It has a 600 amp, 480 volt utility power feed, 300kw generator and 56 tons of Liebert cooling capacity. This facility also has two 100Mbps circuits with two Tier-1 carriers, and peering arrangements with upstream carriers.

In Austin, Texas the company operates leased space in a SunGard facility that includes Tier 1 ISP backbones to various local loops for redundant OC-3’s. A fully owned Cisco powered internet mesh platform that is powered by a redundant UPS system with backup diesel generators.

MANAGEMENT

The directors and executive officers of the Company are:

Name	Age	Position
William Alan King	43	Chief Executive Officer and Chairman of the Board of Directors
Randy Reineck	54	President and Director
Lee Danna	70	Director

William Alan King, age 43, is currently the chief executive officer and chairman of the Board of Directors of the Company.  He has held this position since February of 2007.  In addition to this, since December of 2004, he has been the chief executive officer of Iron Grid Ltd., and prior to that time, from May of 2001 to November of 2004, he was the chief executive officer of Global Satellite, overseeing all of its daily operations.  He currently serves on the Board of Directors for Iron Grid Ltd.  Iron Grid Ltd.’s operations have been minimal since 2007, and Mr. King spends his full time as CEO of the Company.

Further, Mr. King has substantial experience as an entrepreneur in the high tech arena.  As the founder and chief executive officer of IDC, a major Zland.com SaaS franchisee, he established a presence in 17 major markets across the United States.  As founder and chief executive officer of Global Satellite he built a top five dealership for providers such as DirecTV, Dish Network, and Hughes Net Services.  In addition to these operational roles, Mr. King has over eight years of experience in the investment banking business with key positions at A.G. Dickinson & Co. in New York, Cruttenden Roth & Company in Irvine, First Union in Newport Beach, and E*Offering in Palo Alto.  Accomplishments include: (i) raising over $35 million for pre-IPO companies, and (ii) achieving top performance rankings for his company divisions.  Mr. King Majored in Finance at Northeastern University and the University of Massachusetts at Lowell.

The Company believes that Mr. King’s extensive management experience in the high tech and investment banking arenas provides him the insight necessary to understand the dynamics and demands of the web hosting industry and that this experience makes him a valuable member to the Company’s board of directors.

Randy Reineck, age 54, is currently the president and a member of the Board of Directors of the Company.  He has served in this capacity since February 2009.  Prior to this, from October 2005 to January 2009, he was the owner and general manager of Real Estate Development.  From August 2000 to September 2005 he was the president of MIS Technologies, Inc.  Other than with the Company, he currently has no other board memberships or affiliations.

Mr. Reineck has more than 25 years of experience in the information technology arena in various sized companies from start-ups to companies that have over a billion dollars in revenue.  Mr. Reineck was the founder of MIS Technologies, a managed Internet services provider based in Irvine and prior to that, was the vice president of technology and corporate development for Zland.com, an industry pioneer in the SaaS business based in Aliso Viejo.  Prior to that Mr. Reineck was vice president of worldwide sales, marketing, and business development for Zycad Corporation, a NASDAQ company and leader in the semiconductor design and manufacturing tools space based in silicon valley.  Mr. Reineck was also a senior manager of worldwide business planning at Prime Computer, where he was a key employee involved in the identification and execution of strategic investments and acquisitions including the $700 million acquisition of Computervision.  Mr. Reineck is a graduate of the Massachusetts Institute of Technology with a degree in electrical engineering and a minor from the Sloan School of Management with a focus in economics.

The Company believes that Mr. Reineck’s extensive experience in the information technology arena in various sized companies provides him a unique perspective of the needs and growth opportunities of the Company and that this experience, along with his entrepreneurial spirit, makes him a valuable member of the Company’s board of directors.

Lee Danna, age 70, is currently a director of the Company.  In addition to serving on the board of directors for the Company, he was the chief executive officer of Quantum Health Beverages, Inc., from September 2007 to June 2011.  From September 1996 to March 2007 he served as the chief executive officer of GenuTec Business Solutions, Inc.  In addition to his affiliation with the Company, he is the managing director of Danna & Associates.

The Company believes that Mr. Danna’s extensive executive and business experience provides him with insight and skills which make him a valuable member of the Company’s board of directors.

None of our directors qualify as “independent” as that term is defined under the applicable rules and regulations of the SEC, meaning that our directors may have business interests in the Company that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. We believe that the members of our board of directors are collectively capable of analyzing and evaluating our financial statements and understanding internal controls and procedures for financial reporting. We believe that retaining an independent director who would qualify as an "audit committee financial expert" would be overly costly and burdensome and is not warranted in our circumstances given the early stages of our development and the fact that we have not generated net income to date.  In addition, we currently do not have nominating, compensation or audit committees or committees performing similar functions nor do we have a written nominating, compensation or audit committee charter. Our board of directors does not believe that it is necessary to have such committees because it believes the functions of such committees can be adequately performed by our board of directors. Further, we are not a "listed company" under SEC rules and thus we are not required to have a compensation committee or a nominating committee.

We do not have any defined policy or procedure requirements for shareholders to submit recommendations or nominations for directors. Our board of directors believes that, given the early stages of our development, a specific nominating policy would be premature and of little assistance until our business operations develop to a more advanced level. We do not currently have any specific or minimum criteria for the election of nominees to our board of directors and we do not have any specific process or procedure for evaluating such nominees. Our board of directors assesses all candidates, whether submitted by management or shareholders, and makes recommendations for election or appointment.

A shareholder who wishes to communicate with our board of directors may do so by directing a written request addressed to our Chief Executive Officer at the address appearing on the face page of this Current Report.

Term of Office

Our directors are appointed for a two-year term to hold office until the next annual general meeting of our shareholders or until removed from office in accordance with our bylaws. Our officers are appointed by our board of directors and hold office until removed by the board.

All officers and directors listed above will remain in office until the applicable annual meeting of our stockholders, and until their successors have been duly elected and qualified. There are no agreements with respect to the election of Directors. We have not compensated our Directors for service on our Board of Directors, any committee thereof, or reimbursed for expenses incurred for attendance at meetings of our Board of Directors and/or any committee of our Board of Directors. Officers are appointed annually by our Board of Directors and each Executive Officer serves at the discretion of our Board of Directors. We do not have any standing committees. Our Board of Directors may in the future determine to pay Directors’ fees and reimburse Directors for expenses related to their activities.

None of our Officers and/or Directors have filed any bankruptcy petition, been convicted of or been the subject of any criminal proceedings or the subject of any order, judgment or decree involving the violation of any state or federal securities laws within the past five (5) years.

Audit Committee

We do not have a standing audit committee of the Board of Directors. Management has determined not to establish an audit committee at present because of our limited resources and limited operating activities do not warrant the formation of an audit committee or the expense of doing so. We do not have a financial expert serving on the Board of Directors or employed as an officer based on management’s belief that the cost of obtaining the services of a person who meets the criteria for a financial expert under Section 407 of the Sarbanes-Oxley Act of 2002 and Item 407(d) of Regulation S-K is beyond our limited financial resources and the financial skills of such an expert are simply not required or necessary for us to maintain effective internal controls and procedures for financial reporting in light of the limited scope and simplicity of accounting issues raised in our financial statements at this stage of our development.

Certain Legal Proceedings

No director, nominee for director, or executive officer has appeared as a party in any legal proceeding material to an evaluation of his ability or integrity during the past five years.

Compliance With Section 16(A) Of The Exchange Act.

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our executive officers and directors, and persons who beneficially own more than 10% of a registered class of our equity securities to file with the Securities and Exchange Commission initial statements of beneficial ownership, reports of changes in ownership and annual reports concerning their ownership of our common shares and other equity securities, on Forms 3, 4 and 5 respectively.  Executive officers, directors and greater than 10% shareholders are required by the Securities and Exchange Commission regulations to furnish us with copies of all Section 16(a) reports they file.

Code Of Ethics

The Board of Directors has established a written code of ethics that applies to the Company’s Chief Executive Officer and Chief Financial Officer.   A copy of the Code of Ethics is filed as Exhibit 14.1.

EXECUTIVE COMPENSATION

Summary Compensation Table. The following table sets forth information concerning the annual and long-term compensation awarded to, earned by, or paid to the named executive officer for all services rendered in all capacities to our company, or any of its subsidiaries, for the years ended December 31, 2011, 2010 and 2009:

SUMMARY COMPENSATION TABLE

Name &Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($) (1)	Option Awards ($)	Non-Equity Incentive Plan Compensa- tion ($)	All Other Compen- sation ($)	Total ($)

William Alan King,	2011	150,000	0	0	0	0	10,645.78 (1)	160,645.78
CEO &	2010	150,000	0	0	0	0	7,193.26 (1)	157,193.26
Chairman of the Board	2009	150,000	0	0	256,000 (2)	0	6,542.25 (1)	412,542.25
Randy Reineck,	2011	139,751	0	0	33,810 (4)	0	3,676 (1)	177,237
President & Director	2010	117,000	0	12,000 (3)	0	0	4,104 (1)	133,104
	2009	99,000	0	0	262,500 (4)	0	4,104 (1)	365,604

(1)

Health benefits.

(2)

William King received on December 1, 2009 an option grant to purchase 12,800,000 pre-split shares at an exercise price of $0.04 per pre-split share and an expiration date of November of 2014, with vesting to commence on December 1, 2009, and 1/48 of 4,800,000 pre-split shares to vest each month for 48 months, and the remaining shares to vest at Company performance milestones.  Any unvested pre-split shares as of March 30, 2012 had their exercise price reset to $0.02 per pre-split share.  William King also received on March 30, 2012 an option grant to purchase 1,200,000 pre-split shares at an exercise price of $0.02 per pre-split share.

(3)

Randy Reineck received 1,600,000 pre-split shares of the Company’s restricted stock on or about September 9, 2010.

(4)

Randy Reineck received on July 1, 2009 an option grant to purchase 3,500,000 pre-split shares at an exercise price of $0.04 per pre-split share and an expiration date of June 30, 2014, with vesting to commence on July 1, 2009, and 1/36 of 1,500,000 pre-split shares to vest each month for 36 months, and the remaining pre-split shares to vest at certain Company performance milestones.  Randy Reineck received on December 1, 2009 an option grant to purchase 7,000,000 pre-split shares at an exercise price of $0.04 per pre-split share and an expiration date of November 30, 2014, with vesting to commence on December 1, 2009, and 1/48 of 2,500,000 pre-split shares to vest each month for 48 months, and the remaining pre-split shares to vest at certain Company performance milestones.  Randy Reineck received on August 8, 2011 an option grant to purchase 2,300,000 pre-split shares at an exercise price of $0.04 per pre-split share and an expiration date of August 30, 2016, with vesting to commence on September 1, 2011, and 1/48 of 960,000 pre-split shares to vest each month for 48 months, and the remaining pre-split shares to vest at certain Company performance milestones.  Any unvested pre-split shares as of March 30, 2012 had their exercise price reset to $0.02 per pre-split share.  Randy Reineck also received on March 30, 2012 an option grant to purchase 1,200,000 pre-split shares at an exercise price of $0.02 per pre-split share.

OUTSTANDING OPTION AWARDS

As of March 31, 2012, the following executive officers had the following outstanding option awards:

Name	Number of Securities Underlying Exercised options	Number of Securities Underlying Exercised options	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options: Exercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options: Unexercisable	Option Exercise Price	Option Exercise Date
William Alan King	0 0	0 0	7,800,000 0	0 6 , 2 00,000	0.04 0.02	Dec. 2014 Apr. 2017
Randy Reineck	0 0	0 0	6,973,333 0	0 7,026,667	0.04 0.02	Dec. 2014 Apr. 2017

Employment Agreements

The Company has employment agreements with William King, its Chief Executive Officer and Chairman and Randy Reineck, its President and Director.

On September 9, 2010, the Company entered into an Employment Agreement with William King (attached as Exhibit 10.3).  As set forth under the Employment Agreement, Mr. King’s term as the Chief Executive Officer of the Company shall be three years from the date of the Employment Agreement and shall auto extend for additional one year increments if neither party to the Employment Agreement gives at least six months’ notice prior to the expiration of the then current term.  Under the Employment Agreement, Mr. King shall have the duties, responsibilities and authority as may from time to time be assigned by the Company’s Board of Directors that are consistent with and normally associated with such position.  Further, Mr. King shall devote substantially all of his business time, effort and energies exclusively to the business of the Company.  The Employment Agreement stipulates that the Company shall pay Mr. King a base salary at the annual rate of $150,000.  Further, Mr. King is entitled to increases in his salary as determined by the Company’s Board of Directors.  Lastly, after his employment is terminated, he is entitled to continue to be paid his salary through the end of the term plus six months so long as (1) he voluntarily terminated his employment because his duties or compensation were altered to be inconsistent with his original position, or (2) he was not terminated by the Company for “good cause” (gross misconduct or negligence, commission of an illegal act, fraud in connection with the business, etc.).

On September 9, 2010, the Company entered into an Employment Agreement with Randy Reineck (attached as Exhibit 10.4).  As set forth under the Employment Agreement, Mr. Reineck’s term as the President of the Company shall be three years from the date of the Employment Agreement and shall auto extend for additional one year increments if neither party to the Employment Agreement gives at least six months’ notice prior to the expiration of the then current term.  Under the Employment Agreement, Mr. Reineck shall have the duties, responsibilities and authority as may from time to time be assigned by the Company’s Board of Directors that are consistent with and normally associated with such position.  Further, Mr. Reineck shall devote substantially all of his business time, effort and energies exclusively to the business of the Company.  The Employment Agreement stipulates that the Company shall pay Mr. Reineck a base salary at the annual rate of $135,000.  Further, Mr. Reineck is entitled under the Employment Agreement to increases in his salary as determined by the Company’s Board of Directors.  Lastly, after his employment is terminated, he is entitled to continue to be paid his salary through the end of the term plus six months so long as (1) he voluntarily terminated his employment because his duties or compensation were altered to be inconsistent with his original position, or (2) he was not terminated by the Company for “good cause” (gross misconduct or negligence, commission of an illegal act, fraud in connection with the business, etc.).

Compensation of Directors

Directors are permitted to receive fixed fees and other compensation for their services as directors. The Board of Directors has the authority to fix the compensation of directors. No amounts have been paid to, or accrued to, directors in such capacity.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information with respect to the beneficial ownership of our common and preferred stock as of April 23, 2012, for:

·	all of our executive officers and directors as a group;
·	each of our executive officers and directors; and
·	any other beneficial owner of more than 5% of any class of our outstanding Common or Preferred Stock.

Beneficial ownership is determined in accordance with the rules of the SEC.  These rules generally attribute beneficial ownership of securities to persons who possess sole or shared voting power or investment power with respect to those securities and include ordinary shares issuable upon the exercise of stock options that are immediately exercisable or exercisable within 60 days. Except as otherwise indicated, all persons listed below have sole voting and investment power with respect to the shares beneficially owned by them, subject to applicable community property laws.   The information is not necessarily indicative of beneficial ownership for any other purpose.

Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Owner (1)	Percent of Class (1)
Common Shares	Officers and Directors as a Group	755,941	35.5%
Common Shares	William Alan King 120 Vantis Ste 300 Aliso Viejo, CA 92656	619,000	29.0%

Common Shares	Tryon Sisson 1279 Westwind Circle Westlake Village, CA 91361	194,370 (2)	9.1%

Common Shares	Randy Reineck 3050 Rainbow Ave. Pahrump, NV 89048	136,941	6.4%
Common Shares	Marietta Dermatology Assoc. PA Profit Sharing (3) FBO Myles S. Jerdan 10 Vickwood Court Marietta, GA 30068	120,000	5.6%
Common Shares	PAR Group LLC (4) 35181 Camino Capistrano Dana Point, CA 92624	40,805	1.9%

Preferred Shares Series A	William Alan King 120 Vantis Ste 300 Aliso Viejo, CA 92656	2,000	36.7%

Preferred Shares Series A	OC Eleven Investors LLC (5) 17240 E. 17th St. Tustin, CA 92780	2,879	52.9%

Preferred Shares Series C	Stanley Raskas 301 Overlook Dr. New Rochelle, NY 10884	1,180	13.9%

Preferred Shares Series C	Gerova Asset Backed Holding LLC (6) 41 Madison Ave., 29th Floor New York City, NY 10010	5,840	68.6%

(1)

Based on 2,131,879 common shares issued and outstanding as of July 10, 2012 , 5,445 Preferred Stock Series A shares issued and outstanding as of July 10, 2012 and 8,519 Preferred Stock Series C shares issued and outstanding as of July 10, 2012 ..

(2)

90,600 of these shares are beneficially owned in a living trust in the name of Tryon & Dolores Sisson.

(3)

The Company believes that Myles S. Jerdan has voting or investment power over these shares.

(4)

Lee Danna, Director, has voting or investment power over these shares.

(5)

The Company believes that Heidi Brown and Pearl Rothman have shared voting or investment power over these shares.

(6)

The Company believes that Richard Rudy has voting or investment power over these shares.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

In 2009, the Company made a stock purchase loan in the amount of $132,000 to Randy Reineck, current president and a director of the Company, at two percent per annum during the term of the loan and four percent thereafter, for the purpose of purchasing common stock in the Company.  The loan is due upon the earlier of 5 years from the date of the loan, Mr. Reineck’s voluntary termination of employment with the Company, or Mr. Reineck’s sale of the stock and assignment of the stock to the Company.  As of March 31, 2012, the outstanding principal balance on those loans is $14,040.

Other than as previously disclosed, none of the following parties has, since the date of incorporation, had any material interest, direct or indirect, in any transaction with us or in any presently proposed transaction that has or will materially affect us:

-

The officers and directors;

-

Any person proposed as a nominee for election as a director;

-

Any person who beneficially owns, directly or indirectly, shares carrying more than 5% of the voting rights attached to the outstanding shares of common stock;

-

Any relative or spouse of any of the foregoing persons who have the same house as such person.

SELLING SHAREHOLDERS

The following table sets forth the shares beneficially owned, as of December 31, 2011, by the Selling Shareholders included in this Prospectus.

Beneficial ownership is determined in accordance with Securities and Exchange Commission rules.     Under these rules, a person is deemed to be a beneficial owner of a security if that person has or shares voting power, which includes the power to vote or direct the voting of the security, or investment power, which includes the power to dispose of, or to direct the disposition of, the security.  The person is also deemed to be a beneficial owner of any security of which that person has a right to acquire beneficial ownership within 60 days.   Under the Securities and Exchange Commission rules, more than one person may be deemed to be a beneficial owner of the same securities, and a person may be deemed to be a beneficial owner of securities as to which he or she may not have any pecuniary beneficial interest. Except as noted below, each person has sole voting and investment power.

The shares acquired by the Selling Shareholders were all for services rendered.

As far as any position, office, or other material relationship which each Selling Shareholder has had within the past three years, the list is as follows:  William King is the current CEO and Chairman; Randy Reineck is the current President and Director; David M. Rees, Chase Chandler, Callie T. Jones and Lisa M. Demmons are the company’s legal counsel at the law firm Vincent & Rees, L.C.

Additionally, we have continuing relationships with the following individuals and in the following manners:  William King and Randy Reineck are currently employees of the Company; David M. Rees, Chase Chandler, Callie T. Jones and Lisa M. Demmons are the company’s legal counsel at the law firm Vincent & Rees, L.C.

The percentages below are calculated based on 2,131,879 shares of our common stock issued and outstanding as of July 10, 2012 ..

Name of Selling Shareholder and Position, Office, or Material Relationship with the Company	Common Shares Owned by the Selling Shareholder	Total Shares to be Registered Pursuant to this Prospectus	Total Shares After Completion of the Offering	Percentage of Class After Completion of the Offering
William Alan King	619,000	61,900	557,100	26.1%
Randy Reineck	136,941	10,600	126,341	5.9%
Tryon N. Sisson	194,370	10,377	183,993	8.6%
David M. Rees	10,710	1,900	8,810	0.4%
Chase Chandler	400	400	0	0%
Lisa M. Demmons	400	400	0	0%
Callie T. Jones	400	400	0	0%

Our securities have been traded on the over-the-counter market under the symbol ”ALNSD.”  After the effective date of the registration statement relating to this prospectus, we anticipate applying to have our common stock eligible for trading on the Over the Counter Bulletin Board. To have our securities quoted on the OTC Bulletin Board we must: (1) be a company that reports its current financial information to the Securities and Exchange Commission, banking regulators or insurance regulators; and (2) have at least one market maker who completes and files a Form 211 with FINRA. The OTC Bulletin Board differs substantially from national and regional stock exchanges because (1) it operates through communication of bids, offers and confirmations between broker-dealers, rather than one centralized market or exchange; and (2) securities admitted to quotation are offered by one or more broker-dealers rather than “specialists” which operate in stock exchanges. We have not yet engaged a market maker to assist us to apply for quotation on the OTC Bulletin Board, and we are not able to determine the length of time that such application process will take. Such time frame is dependent on comments we receive, if any, from FINRA regarding our Form 211 application.

The shares may be sold or distributed from time to time by the Selling Shareholders directly to one or more purchasers or through brokers or dealers who act solely as agents, at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at negotiated prices or at fixed prices, which may be changed.   The distribution of the shares may be effected in one or more of the following methods: (a) ordinary brokerage transactions and transactions in which the broker solicits purchasers; (b) privately negotiated transactions; (c) market sales (both long and short to the extent permitted under the federal securities laws); (d) at the market to or through market makers or into an existing market for the shares; (e) through transactions in options, swaps or other derivatives (whether exchange listed or otherwise); and (f) a combination of any of the aforementioned methods of sale.

In the event of the transfer by any of the Selling Shareholders of its common shares to any pledgee, donee or other transferee, we will amend this prospectus and the registration statement of which this prospectus forms a part by the filing of a post-effective amendment in order to have the pledgee, donee or other transferee in place of the Selling Shareholders who has transferred his, her or its shares.

In effecting sales, brokers and dealers engaged by the Selling Shareholders may arrange for other brokers or dealers to participate. Brokers or dealers may receive commissions or discounts from a selling security holder or, if any of the broker-dealers act as an agent for the purchaser of such shares, from a purchaser in amounts to be negotiated which are not expected to exceed those customary in the types of transactions involved. Broker-dealers may agree with a selling security holder to sell a specified number of the shares of common stock at a stipulated price per share. Such an agreement may also require the broker-dealer to purchase as principal any unsold shares of common stock at the price required to fulfill the broker-dealer commitment to the selling security holder if such broker-dealer is unable to sell the shares on behalf of the selling security holder. Broker-dealers who acquire shares of common stock as principal may thereafter resell the shares of common stock from time to time in transactions which may involve block transactions and sales to and through other broker-dealers, including transactions of the nature described above.

Such sales by a broker-dealer could be at prices and on terms then prevailing at the time of sale, at prices related to the then-current market price or in negotiated transactions. In connection with such resales, the broker-dealer may pay to or receive from the purchasers of the shares commissions as described above.

The Selling Shareholders and any broker-dealers or agents that participate with the selling security holders in the sale of the shares of common stock may be deemed to be "underwriters" within the meaning of the Securities Act in connection with these sales. In that event, any commissions received by the broker-dealers or agents and any profit on the resale of the shares of common stock purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

From time to time, any of the Selling Shareholders may pledge shares of common stock pursuant to the margin provisions of customer agreements with brokers. Upon a default by a Selling Shareholder, their broker may offer and sell the pledged shares of common stock from time to time.  Upon a sale of the shares of common stock, the Selling Shareholders intend to comply with the prospectus delivery requirements under the Securities Act by delivering a prospectus to each purchaser in the transaction.  We intend to file any amendments or other necessary documents in compliance with the Securities Act which may be required in the event any of the Selling Shareholders defaults under any customer agreement with brokers.

To the extent required under the Securities Act, a post-effective amendment to this registration statement will be filed disclosing the name of any broker-dealers, the number of shares of common stock involved, the price at which the common stock is to be sold, the commissions paid or discounts or concessions allowed to such broker-dealers, where applicable, that such broker-dealers did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus and other facts material to the transaction.

We and the Selling Shareholders will be subject to applicable provisions of the Exchange Act and the rules and regulations under it, including, without limitation, Rule 10b-5 and, insofar as a selling security holder is a distribution participant and we, under certain circumstances, may be a distribution participant, under Regulation M. All of the foregoing may affect the marketability of the common stock.

All expenses of the registration statement including, but not limited to, legal, accounting, printing and mailing fees are and will be borne by us.  Any commissions, discounts or other fees payable to brokers or dealers in connection with any sale of the shares of common stock will be borne by the Selling Shareholders, the purchasers participating in such transaction, or both.

Any shares of common stock covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act, as amended, may be sold under Rule 144 rather than pursuant to this prospectus.

DESCRIPTION OF SECURITIES

General

As of July 10, 2012, our authorized capital stock consists of 350,000,000 common shares, $0.001 par value per share, 1,000,000 Preferred Stock Series A, $0.001 par value per share, and 1,000,000 Preferred Stock Series C, $0.001 par value per share.

Common Stock

As of July 10, 2012, 2,131,879 shares of common stock are issued and outstanding.  Holders of our common stock are entitled to one vote for each share on all matters submitted to a stockholder vote.

Holders of common stock do not have cumulative voting rights.  Therefore, holders of a majority of the shares of common stock voting for the election of directors can elect all of the directors.  The presence, in person or by proxy, of shareholders holding at least fifty-one (51%) percent of the shares entitled to vote shall be necessary to constitute a quorum at any meeting of our stockholders.  A vote by the holders of a majority of our outstanding shares is required to effectuate certain fundamental corporate changes such as liquidation, merger or an amendment to our articles of incorporation.

Holders of common stock are entitled to share in all dividends that the board of directors, in its discretion, declares from legally available funds.  In the event of liquidation, dissolution or corporate wind up, each outstanding share entitles its holder to participate pro rata in all assets that remain after payment of liabilities and after providing for each class of stock, if any, having preference over the common stock.

Holders of our common stock have no pre-emptive rights, no conversion rights and there are no redemption provisions applicable to our common stock.

Preferred Stock

We have authorized 1,000,000 Preferred Stock Series A, at a par value of $0.001 per share.  Of these shares, as of July 10, 2012, 5,445 shares were outstanding amongst six shareholders.

We have authorized 1,000,000 Preferred Stock Series C, at a par value of $0.001 per share.  Of these shares, as of July 10, 2012, 8,519 shares were outstanding amongst eight shareholders.

Warrants

As of March 31, 2012, we have an outstanding three-year warrant for 4,250,000 total pre-split shares with an exercise price of $0.02 and an expiration date of April 30, 2015.  Additionally, as of March 31, 2012, we have an outstanding three-year warrant for 5,000,000 total pre-split shares with an exercise price of $0.02 and an expiration date of April 30, 2015.  The Stock Warrant Grant Agreement and Terms and Conditions are attached as Exhibit 99.2.

Options

In 2009, the Company adopted the 2009 Stock Incentive Plan (the “Plan”) (filed as Exhibit 99.1).  The purpose of the Plan is to provide a means whereby eligible individuals can acquire common stock of the Company.  The Plan provides employees (including officers and directors) of the Company an opportunity to purchase shares of stock pursuant to options which may qualify as incentive stock options under Section 422 of the Internal Revenue Code of 1986, as amended, and employees, officers, directors, independent contractors, and consultants of the Company an opportunity to purchase shares of stock pursuant to options which are not described in Section 422 or 423 of the Internal Revenue Code of 1986, as amended.  The Plan also provides for the sale or bonus of stock to eligible individuals in connection with the performance of services for the Company.  Finally, the Plan authorizes the grant of stock appreciation rights, either separately or in tandem with stock options, entitling holders to cash compensation measured by appreciation in the value of the stock.  A summary of the Plan is given below.

Equity Compensation Plan Information
Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	Options Vested: 304,678 (1) Options Total: 304,678 (1)	$2.00 per share	0
Equity compensation plans approved by security holders	Options Vested: 0 Options Total: 284,202 (1)	$1.00 per share	317,616 (1)
Equity compensation plans not approved by security holders	Warrants Vested: 185,000 (1) Warrants Total: 185,000 (1)	$1.00 per share	0
Total	Vested: 489,679 (1) Total: 773,880 (1)	Vested: $1.60 Total: $1.40

(1) Number of shares and prices adjusted for the July 5, 2012 50-to-1 reverse stock split.

Registration Expenses

All fees and expenses incident to the registrations will be borne by us whether or not any securities are sold pursuant to a registration statement.

Over-the-Counter Bulletin Board

Our common stock is currently traded in the over-the-counter market and prices are quoted on OTC Pink market.  Upon the effectiveness of this Form S-1, we anticipate that our common stock will be traded on, and prices quoted on, the Over-The-Counter Bulletin Board under the symbol ”ALNSD.”

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Action Stock Transfer Corporation.  They are located at 2469 East Fort Union Blvd., Suite 214, Salt Lake City, Utah 84121.  The telephone number is (801) 274-1088, the facsimile number is (801) 274-1099, and the e-mail address is justblank2000@yahoo.com.

SHARES ELIGIBLE FOR FUTURE SALE

As of July 10, 2012, we had outstanding 2,131,879 shares of common stock.

Shares Covered by this Prospectus

All of the 85,977 shares of common stock being registered in this offering may be sold without restriction under the Securities Act.

Rule 144

In general, under Rule 144 promulgated under the Securities Act as currently in effect, a person, or group of persons whose shares are required to be aggregated, who has beneficially owned shares that are restricted securities as defined in Rule 144 for at least six months is entitled to sell, within any three-month period, a number of shares that does not exceed the greater of:

•	1% of the number of shares of common stock then outstanding, which as of July 10, 2012, would equal approximately 21,318 shares; or

•	the average weekly trading volume of our common stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to such sale.

However, since our shares are quoted on the OTC Pink market, which is not an “automated quotation system,” our stockholders cannot rely on the market-based volume limitation described in the second bullet above.   If in the future our securities are listed on an exchange or quoted on NASDAQ, then our stockholders would be able to rely on the market-based volume limitation.   Unless and until our stock is so listed or quoted, our stockholders can only rely on the percentage based volume limitation described in the first bullet above.

Sales under Rule 144 are also subject to manner of sale provisions and notice requirements and to the availability of current public information about us.   In addition, a person who is not deemed to have been an affiliate at any time during the six months preceding a sale and who has beneficially owned the shares proposed to be sold for at least one year would be entitled to sell these shares under Rule 144 without regard to the requirements described above.   To the extent that shares were acquired from one of our affiliates, a person’s holding period for the purpose of effecting a sale under Rule 144 would commence on the date of transfer from the affiliate.   We believe that approximately 990,647 of our outstanding shares may currently be sold in reliance on Rule 144.

PLAN OF DISTRIBUTION

The Primary Offering shares will be sold on a “direct public offering” through our officer and director, William King, who may be considered an underwriter as that term is defined in Section 2(a) (11). Mr. King will not receive any commission in connection with the sale of shares, although we may reimburse him for expenses incurred in connection with the offer and sale of the shares. Mr. King intends to sell the shares being registered according to the following plan of distribution:

•

Shares will be offered to friends, family, and business associates of Mr. King

Mr. King will be relying on, and complying with, Rule 3a4-1(a)(4)(ii) of the Exchange Act as a “safe harbor” from registration as a broker-dealer in connection with the offer and sales of the shares. In order to rely on such “safe harbor” provisions provided by Rule 3a4-1(a) (4) (ii), he must be in compliance with all of the following:

•

he must not be subject to a statutory disqualification;

•

he must not be compensated in connection with such selling participation by payment of commissions or other payments based either directly or indirectly on such transactions;

•

he must not be an associated person of a broker-dealer;

•

he must primarily perform, or is intended primarily to perform at the end of the offering, substantial duties for or on behalf of the Company otherwise than in connection with transactions in securities; and

•

he must perform substantial duties for the issuer after the close of the offering not connected with transactions in securities, and not have been associated with a broker or dealer for the preceding 12 months, and not participate in selling an offering of securities for any issuer more than once every 12 months.

Mr. King will comply with the guidelines enumerated in Rule 3a4-1(a) (4) (ii).  Neither Mr. King, nor any affiliates will be purchasing shares in the offering.

You may purchase shares by completing and manually executing a simple subscription agreement and delivering it with your payment in full for all shares, which you wish to purchase, to our offices. A copy of the form of that subscription agreement is attached as an exhibit to our registration statement of which this Prospectus is a part.  Your subscription shall not become effective until accepted by us and approved by our counsel. Acceptance will be based upon confirmation that you have purchased the shares in a state providing for an exemption from registration. Our subscription process is as follows:

•

a prospectus, with subscription agreement, is delivered by the Company to each offeree;

•

the subscription is completed by the offeree, and submitted with check back to the Company where the subscription and a copy of the check is faxed to counsel for review;

•

each subscription is reviewed by counsel for the Company to confirm the subscribing party completed the form, and to confirm the state of acceptance;

•

once approved by counsel, the subscription is accepted by Mr. King, and the funds deposited into an account labeled: Areti Web Innovations, Inc. within four (4) days of acceptance;

•

subscriptions not accepted are returned with all funds sent with the subscription within three business days of the Company’s receipt of the subscription, without interest or deduction of any kind.

The Selling Security Holders and any of their pledgees, donees, transferees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of our common stock on any stock exchange, market or trading facility on which the shares are traded or quoted or in private transactions. These sales may be at fixed or negotiated prices. The Selling Security Holders may use any one or more of the following methods when selling shares:

•

ordinary brokerage transactions and transactions in which the broker-dealer solicits Investors;

•

block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•

purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•

an exchange distribution in accordance with the rules of the applicable exchange;

•

privately negotiated transactions;

•

to cover short sales made after the date that this prospectus is declared effective by the Commission;

•

broker-dealers may agree with the Selling Security Holders to sell a specified number of such shares at a stipulated price per share;

•

a combination of any such methods of sale; and

•

any other method permitted pursuant to applicable law.

The Selling Security Holders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

Broker-dealers engaged by the Selling Security Holders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Selling Security Holders, or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser, in amounts to be negotiated. The Selling Security Holders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

The Selling Security Holders may from time to time pledge or grant a security interest in some or all of the shares owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell shares of our common stock from time to time under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933 amending the list of selling security holders to include the pledgee, transferee or other successors in interest as selling security holders under this prospectus.

Upon our being notified in writing by a Selling Security Holder that any material arrangement has been entered into with a broker-dealer for the sale of our common stock through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, a supplement to this prospectus will be filed, if required, pursuant to Rule 424(b) under the Securities Act, disclosing (i) the name of each such Selling Security Holder and of the participating broker-dealer(s), (ii) the number of shares involved, (iii) the price at which such the shares of our common stock were sold, (iv)the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable, (v) that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus, and (vi) other facts material to the transaction. In addition, upon our being notified in writing by a Selling Security Holder that a donee or pledgee intends to sell more than 500 shares of our common stock, a supplement to this prospectus will be filed if then required in accordance with applicable securities law.

The Selling Security Holders also may transfer the shares of our common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

The Selling Security Holders and any broker-dealers or agents that are involved in selling the shares may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Discounts, concessions, commissions and similar selling expenses, if any, that can be attributed to the sale of Securities will be paid by the Selling Security Holder and/or the purchasers. Each Selling Security Holder has represented and warranted to us that it acquired the securities subject to this prospectus in the ordinary course of such Selling Security Holder’s business and, at the time of its purchase of such securities such Selling Security Holder had no agreements or understandings, directly or indirectly, with any person to distribute any such securities.

We have advised each Selling Security Holder that it may not use shares registered on this prospectus to cover short sales of our common stock made prior to the date on which this prospectus shall have been declared effective by the Commission. If a Selling Security Holder uses this prospectus for any sale of our common stock, it will be subject to the prospectus delivery requirements of the Securities Act. The Selling Security Holders will be responsible to comply with the applicable provisions of the Securities Act and Exchange Act, and the rules and regulations thereunder promulgated, including, without limitation, Regulation M, as applicable to such Selling Security Holders in connection with re-sales of their respective shares under this prospectus.

We are required to pay all fees and expenses incident to the registration of the shares, but we will not receive any proceeds from the sale of our common stock. We have agreed to indemnify the Selling Security Holders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

LEGAL PROCEEDINGS

Other than as disclosed herein, we know of no existing or pending legal proceedings against us, nor are we involved as a plaintiff or defendant in any other proceedings or pending litigation.

The Company is currently involved in a legal proceeding in the United Kingdom regarding an acquisition. The issue in dispute is the amount of payment remaining for the Company to pay on an outstanding obligation to the sellers. As a conservative approach, the full face value of the final purchase payment is currently accounted for on the Company’s balance sheet.

The validity of the common stock being offered by this prospectus will be passed upon for us by Vincent & Rees, L.C., of Salt Lake City, Utah, which has acted as our counsel in connection with this offering.

INTERESTS OF NAMED EXPERTS AND COUNSEL

No expert or counsel named in this prospectus as having prepared or certified any part of this prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the common stock was employed on a contingency basis, or had, or is to receive, in connection with the offering, a substantial interest, direct or indirect, in the registrant or any of its parents or subsidiaries. Nor was any such person connected with the registrant or any of its parents or subsidiaries as a promoter, managing or principal underwriter, voting trustee, director, officer, or employee.

The financial statements included in this prospectus, and the registration statement, have been audited by Stan J.H. Lee, CPA/CMA, PCAOB. an independent registered public accounting firm, to the extent and for the periods set forth in their report (which describes an uncertainty as to going concern) appearing elsewhere herein and in the registration statement, and are included in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

Our legal counsel, Vincent & Rees, L.C., received 250,000 pre-split shares of our common stock in exchange for the legal services performed related to this Registration Statement. All of those shares are being registered under this registration statement.

TRANSFER AGENT

The transfer agent and registrar for our common stock is Action Stock Transfer Corporation.  It is located at 2469 East Fort Union Blvd., Suite 214, Salt Lake City, Utah 84121.  Its telephone number is (801) 274-1088, its facsimile number is (801) 274-1099, its e-mail address is justblank2000@yahoo.com, and its website is www.actionstocktransfer.com.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

Stan J.H. Lee, CPA/CMA, PCAOB is our auditor.  There have not been any changes in or disagreements with accountants on accounting and financial disclosure or any other matter.

AVAILABLE INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the common stock offered hereby. This prospectus, which constitutes part of the registration statement, does not contain all of the information set forth in the registration statement and the exhibits and schedule thereto, certain parts of which are omitted in accordance with the rules and regulations of the SEC. For further information regarding our common stock and our company, please review the registration statement, including exhibits, schedules and reports filed as a part thereof. Statements in this prospectus as to the contents of any contract or other document filed as an exhibit to the registration statement, set forth the material terms of such contract or other document but are not necessarily complete, and in each instance reference is made to the copy of such document filed as an exhibit to the registration statement, each such statement being qualified in all respects by such reference.

We are also subject to the informational requirements of the Exchange Act which requires us to file reports, proxy statements and other information with the SEC. Such reports, proxy statements and other information along with the registration statement, including the exhibits and schedules thereto, may be inspected at public reference facilities of the SEC at 100 F Street N.E, Washington D.C. 20549. Copies of such material can be obtained from the Public Reference Section of the SEC at prescribed rates. You may call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference room. Because we file documents electronically with the SEC, you may also obtain this information by visiting the SEC’s Internet website at http://www.sec.gov.

FINANCIAL STATEMENTS

Basis of Presentation

The accompanying financial statements, as of March 31, 2011 and for the three months ended March 31, 2012 and 2011, and for the years ended December 31, 2011 and 2010, have been prepared by the Company.   Pursuant to the rules and regulations of the Securities and Exchange Commission (the "SEC"), certain information and footnote disclosures normally included in the financial statements prepared in accordance with accounting principles generally accepted in the United States of America ("US GAAP") have been condensed or omitted pursuant to such rules and regulations.  These financial statements should be read in conjunction with the financial statements and the notes thereto included in the Company's audited annual financial statements for the year ended December 31, 2011 and 2010.

On July 5, 2012, the Company implemented a 1 for 50 reverse stock split. The common stock outstanding was adjusted to reflect this for the historical periods referenced in the attached consolidated financials.

In the opinion of management, all adjustments (which include only normal recurring adjustments) necessary to present fairly the Company's financial position as of March 31, 2012, results of operations and cash flows for the three months ended March 31, 2012 and 2011 have been made.   The results of operations for the three months ended March 31, 2012 are not necessarily indicative of the operating results for the full year.

Stan J.H. Lee, CPA

2160 North Central Road, Suite 209 * Fort Lee * NJ 07024

P.O. Box 436402 * San Diego * CA 92143-9402

619-623-7799 * Fax 619-564-3408 *  E-mail: stan2u@gmail.com

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders

Areti Web Innovations, Inc. and its Subsidiaries

We have audited the accompanying consolidated balance sheets of Areti Web Innovations, Inc. and its Subsidiaries (the “Company”) as of December 31, 2011 and 2010, and the related consolidated statements of operation, shareholders' equity and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting.  An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Areti Web Innovations, Inc. and its Subsidiaries as of December 31, 2011 and 2010, and the results of its operation and its cash flows for the years then ended in conformity with U.S. generally accepted accounting principles.

The financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in the note to the financial statements, the Company lacks liquidity and has accumulated losses from operations which raise substantial doubt about its ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Stan J.H. Lee, CPA

Stan J.H. Lee, CPA

May 15. 2012

Fort Lee, NJ, 07024

ALENTUS CORPORATION
Consolidated Balance Sheet
	As of	As of
	31-Dec-2011	31-Dec-2010
	unaudited	audited
ASSETS
Current Assets
Cash	$249,445	$136,065
Accounts receivable(net)	163,106	163,247

Total Current Assets	412,551	299,312

Net Property & Equipment	474,937	653,258

Other Assets

Intangibles	8,696,668	8,696,668
Intangibles amortization	(4,534,453)	(3,610,503)
Deposits	36,380	80,178
Notes receivable	79,467	126,666
Investment	-	23,720
Other assets	0.00	-

Total Other Assets	4,278,062	5,316,729

TOTAL ASSETS	$5,165,551	$6,269,299
LIABILITIES & STOCKHOLDERS' EQUITY

Current Liabilities
Accounts payable	$665,017	$981,353
Payroll liabilities	8,892	15,233
Income & Sales taxes payable	52,827	35,103
Lease obligations	98,106	131,849
Current portion of deferred revenue	947,461	1,131,196
Current portion of debt and accrued interest	488,606	274,395

Total Current Liabilities	2,260,910	2,569,128

Long-term Liabilities
Notes payable and accrued interest	4,008,610	5,124,606
Non-current portion of deferred revenue	54,245	66,144

Total Long-term Liabilities	4,062,855	5,190,749

Total Liabilities	6,323,765	7,759,877

Stockholders' Equity
Preferred stocks: Series A-1, Series A-2, Series C-1 and Series C-2 with 500,000 shares authorized for each and with 3445, 2000, 240 and 8279 shares issued and outstanding respectively at Dec 31	3,705,140	2,809,640
Common stock at par, ($0.001 par value, 350,000,000 shares authorized and 2,014,379 shares issued and outstanding as of Dec 31, 2011 after reflecting the 1 for 50 reverse stock split done on Jul 5, 2012)	25,860	23,860
Capital contribution
Additional paid-in capital	1,162,997	1,088,997
Stock compensation	957,191	860,675
Retained earnings - prior yr	(6,596,796)	(5,965,340)
Earnings YTD	(668,633)	(631,456)
Other comprehensive income	253,276	253,276
Foreign currency translation adjustment	2,751	69,770
Total Stockholders' Equity	(1,158,214)	(1,490,578)

TOTAL LIABILITIES & STOCKHOLDERS' EQUITY	$5,165,551	$6,269,299

See Notes to Financial Statements

ALENTUS CORPORATION
Consolidated Statement of Operations

	Three-Months	Twelve-Months	Three-Months	Twelve-Months
	Ended	Ended	Ended	Ended
	31-Dec-2011	31-Dec-2011	31-Dec-2010	31-Dec-2010
	audited	audited	audited	audited

Revenues

Income	$1,051,352	$4,650,037	$1,333,175	$5,974,178

Total Revenues	1,051,352	4,650,037	1,333,175	5,974,178

Cost of Sales

Services	113,880	618,902	249,189	1,235,669
Other Reselling	(17,349)	51,665	18,692	135,100
Supplies/software	102,643	412,487	118,164	467,066

Total Costs of Sales	199,174	1,083,054	386,044	1,837,836

Gross Profit	852,179	3,566,983	947,130	4,136,343

Operating Expenses

Depreciation & amortization	278,296	1,156,803	334,924	1,453,480
Salaries & wages	462,859	2,010,831	503,633	2,234,078
Stock compensation	13,498	108,645	40,185	233,222
Administrative expenses	231,104	960,193	274,466	1,127,224

Total Operating Expenses	985,757	4,236,474	1,153,208	5,048,005

Operating Income (Loss)	(133,578)	(669,491)	(206,078)	(911,662)

Other Income (Expenses)

Interest Income	0	623	-	4
Interest Expense	(59,043)	(225,215)	(28,892)	(732,740)
Other	(103,471)	225,449	(828,143)	1,012,942

Total Other Income (Expenses)	(162,514)	858	(857,035)	280,206

NET INCOME (LOSS)	$(296,092)	$(668,633)	$(1,063,112)	$(631,456)

BASIC EARNINGS (LOSS) PER SHARE	$-0.147	$-0.339	$-0.560	$-0.369

EBITDA	144,718	487,313	(699,297)	677,512
(Add back interest, income tax, depr, amrt)
Normalized EBITDA	158,216	595,958	(659,111)	910,734
(EBITDA plus non-cash stock compensation)

WEIGHTED AVERAGE NUMBER OF
COMMON SHARES OUTSTANDING	2,014,379	1,974,067	1,898,670	1,709,119

See Notes to Financial Statements

ALENTUS CORPORATION
Consolidated Statement of Cash Flows
	Three-Months	Twelve-Months	Three-Months	Twelve-Months
	Ended	Ended	Ended	Ended
	31-Dec-2011	31-Dec-2011	31-Dec-2010	31-Dec-2010
	audited	audited	audited	audited
CASH FLOWS FROM OPERATING ACTIVITIES

Net income (loss)	$(296,092)	(668,633)	(1,063,112)	(631,456)

Adjustments to reconcile net loss to net cash
used in operating activities:

Depreciation expense	51,633	232,853	65,762	296,754
Amortization expense	226,663	923,950	269,162	1,156,726
Change in assets and liabilities
(Increase) decrease in Accounts Receivable	(6,198)	141	75,980	95,220
(Increase) decrease in Prepaid Expenses	15,000	-	-	8,035
(Increase) decrease in Deposits	43,797	43,797	-	(77,353)
(Increase) decrease in Intangibles	-	-	791,441	791,441
(Increase) decrease in Notes Receivable	13,662	47,199	5,037	(2,000)
(Increase) decrease in Investments	-	23,720	-	-
(Increase) decrease in Due from Related Parties	-	-	8,173	8,234
Increase (decrease) in Accounts Payable	2,965	(316,336)	(507,154)	(795,860)
Increase (decrease) in Payroll Liabilities	-	(6,340)	(68,289)	(155,997)
Increase (decrease) in Current Portion Deferred Revenue	(43,880)	(183,734)	(14,527)	(168,207)
Increase (decrease) in Long Term Portion Deferred Rev	(1,774)	(11,899)	(5,373)	(10,065)
Increase (decrease) in Lease Payable	24,322	(33,743)	(16,057)	48,360
Increase (decrease) in Current Portion of Debt & Accrued Int	(69,124)	214,212	132,363	129,392
Increase (decrease) in Other Current Liabilities	(70,405)	-	(1,592)	(551)
Increase (decrease) in Other Comprehensive Income	-	-	-	214,876
Increase (decrease) in Income & Sales Taxes Payable	51,153	17,725	7,374	19,958
Net cash provided (used) by operating activities	(58,278)	282,911	(320,813)	927,508

CASH FLOWS FROM INVESTING ACTIVITIES

Acquisition of Fixed Assets	6,240	(54,533)	54,286	(88,847)
Net cash provided (used) by investing activities	6,240	(54,533)	54,286	(88,847)

CASH FLOWS FROM FINANCING ACTIVITIES

Change in Long Term Notes & Accrued Int Payable	5,989	(1,115,995)	21,853	(2,545,350)
Change in Preferred Stock	-	895,500	10,000	1,043,040
Change in Common Stock at Par	2,000	2,000	-	17,100
Change in Additional Paid in Capital	48,000	74,000	-	404,900
Change in Stock Compensation	13,498	96,517	40,185	302,597
Net cash provided (used) by financing activities	69,487	(47,979)	72,038	(777,713)
Effect of exchange rate changes on cash	(41,493)	(67,019)	187,505	120,146

Net increase (decrease) in cash	(24,043)	113,380	(6,985)	181,093

Cash at beginning of period	273,487	136,065	143,050	(45,028)

Cash at end of period	249,445	249,445	136,065	136,065

Supplemental cash flows disclosures:
Cash paid during period for interest	$-	-

See Notes to Financial Statements

ALENTUS CORPORATION
Consolidated Statement of Changes in Stockholders' Equity
	Common	Common	Common	Additional	Preferred			Foreign		Total
	Shares	Shares	Stock	Paid	Stock	Stock	Cumulative	Currency		Shareholder
	Issued	Subscribed	at par	in Capital	Amount	Comp	Earnings	Translation	Other	Equity
			$	$	$	$	$	$	$	$
Balance at December 31, 2009	1,375,515	14,976	6,760	684,097	1,766,599	558,078	(5,965,340)	(50,375)	38,400	(2,961,781)
Convertible debt exercise	100,000	-	-	-	-	-	-	-	-	-
Common stock issued	22,000	-	1,100	20,900	-	-	-	-	-	22,000
Common stock subscribed	-	-	-	-	-	-	-	-	-	-
Preferred stock	-	-	-	-	24,500	-	-	-	-	24,500
Stock Compensation	24,052	(14,976)	-	-	-	68,354	-	-	-	68,354
Foreign currency translation adjustment	-	-	-	-	-	-	-	(62,993)	-	(62,993)
Net income for the quarter ended, March 31	-	-	-	-	-	-	(467,260)	-	-	(467,260)
Balance at March 31, 2010	1,521,567	-	7,860	704,997	1,791,099	626,432	(6,432,600)	(113,368)	38,400	(3,377,180)
Convertible debt exercise & adj	10,000	-	5,500	269,500	-	-	-	-	-	275,000
Common stock issued	-	-	-	-	-	-	-	-	-	-
Common stock subscribed	-	-	-	-	-	-	-	-	-	-
Preferred stock	-	-	-	-	-	-	-	-	-	-
Stock Compensation	96,000	-	-	-	-	157,198	-	-	-	157,198
Foreign currency translation adjustment	-	-	-	-	-	-	-	(34,940)	-	(34,940)
Net income for the quarter ended, June 30	-	-	-	-	-	-	(436,319)	-	-	(436,319)
Balance at June 30, 2010	1,627,567	-	13,360	974,497	1,791,099	783,629	(6,868,919)	(148,308)	38,400	(3,416,241)
Convertible debt exercise	-	-	-	-	1,008,540	-	-	-	-	1,008,540
Common stock issued	100,000	-	2,000	23,000	-	-	-	-	-	25,000
Common stock subscribed	-	110,000	8,500	91,500	-	-	-	-	-	100,000
Preferred stock	-	-	-	-	-	-	-	-	214,876	214,876
Stock Compensation	61,103	-	-	-	-	36,860	-	-	-	36,860
Foreign currency translation adjustment	-	-	-	-	-	-	-	30,573	-	30,573
Net income for the quarter ended, September 30	-	-	-	-	-	-	1,335,235	-	-	1,335,235
Balance at September 30, 2010	1,788,670	110,000	23,860	1,088,997	2,799,639	820,489	(5,533,684)	(117,734)	253,276	(665,156)
Common stock issued	110,000	-	-	-	-	-	-	-	-	-
Common stock subscribed	-	(110,000)	-	-	-	-	-	-	-	-
Preferred stock	-	-	-	-	10,000	-	-	-	-	10,000
Stock Compensation	-	-	-	-	-	40,185	-	-	-	40,185
Foreign currency translation adjustment	-	-	-	-	-	-	-	187,505	-	187,505
Net income for the quarter ended, December 31	-	-	-	-	-	-	(1,063,112)	-	-	(1,063,112)
Balance at December 31, 2010	1,898,670	-	23,860	1,088,997	2,809,639	860,675	(6,596,796)	69,770	253,276	(1,490,579)
Common stock issued	(14,000)	-	-	-	-	-	-	-	-	-
Common stock subscribed	-	-	-	-	-	-	-	-	-	-
Preferred stock	-	-	-	-	835,500	-	-	-	-	835,500
Stock Compensation	10,687	-	-	-	-	13,593	-	-	-	13,593
Foreign currency translation adjustment	-	-	-	-	-	-	-	29,486	-	29,486
Net income for the quarter ended, March 31	-	-	-	-	-	-	137,870	-	-	137,870
Balance at March 31, 2011	1,895,357	-	23,860	1,088,997	3,645,139	874,268	(6,458,926)	99,256	253,276	(474,130)
Common stock issued	-	-	-	-	-	-	-	-	-	-
Common stock subscribed	-	24,722	-	-	-	-	-	-	-	-
Preferred stock	-	-	-	-	60,000	-	-	-	-	60,000
Stock Compensation	60,687	-	-	-	-	49,546	-	-	-	49,546
Foreign currency translation adjustment	-	-	-	-	-	-	-	(60,503)	-	(60,503)
Net income for the quarter ended, June 30	-	-	-	-	-	-	(273,844)	-	-	(273,844)
Balance at June 30, 2011	1,956,044	24,722	23,860	1,088,997	3,705,139	923,813	(6,732,770)	38,754	253,276	(698,931)
Common stock issued	49,722	-	-	26,000	-	-	-	-	-	26,000
Common stock subscribed	-	(24,722)	-	-	-	-	-	-	-	-
Preferred stock	-	-	-	-	-	-	-	-	-	-
Stock Compensation	-	-	-	-	-	19,880	-	-	-	19,880
Foreign currency translation adjustment	-	-	-	-	-	-	-	5,490	-	5,490
Net income for the quarter ended, September 30	-	-	-	-	-	-	(236,567)	-	-	(236,567)
Balance at September 30, 2011	2,005,766	-	23,860	1,114,997	3,705,139	943,693	(6,969,337)	44,244	253,276	(884,128)
Common stock issued	8,613	-	2,000	48,000	-	-	-	-	-	50,000
Common stock subscribed	-	40,000	-	-	-	-	-	-	-	-
Preferred stock	-	-	-	-	-	-	-	-	-	-
Stock Compensation	-	-	-	-	-	13,498	-	-	-	13,498
Foreign currency translation adjustment	-	-	-	-	-	-	-	(41,493)	-	(41,493)
Net income for the quarter ended, December 31	-	-	-	-	-	-	(296,092)	-	-	(296,092)
Balance at December 31, 2011	2,014,379	40,000	25,860	1,162,997	3,705,139	957,192	(7,265,429)	2,751	253,276	(1,158,214)

See Notes to Financial Statements

ARETI WEB INNOVATIONS, INC.

Notes to the Consolidated Financial Statements

December 31, 2011

Note 1.  Organization & Basis of Presentation

Company Description

Areti Web Innovations, Inc. (the “Company”) through its subsidiaries, Alentus Corporation in Canada, and the following USA corporations; Web Site Source Inc., WebHosting Group Inc., Speedfox, Inc., and Areti Corporation is a leading provider of internet based solutions for small and mid-sized businesses. Collectively they meet the needs of businesses anywhere along their lifecycle by offering a full range of Internet based services and support, including website design, website hosting, domain name registration, logo design, search engine optimization, shopping cart software, eCommerce website design, dedicated server hosting and SaaS.

Basis of Presentation

The accompanying consolidated balance sheet as of year ended December 31, 2011, the consolidated statements of operations for the three months and full year ended December 31, 2011; the consolidated statements of cash flows for the three months and full year ended December 31, 2011, and the related notes to the consolidated financial statements are audited.

On July 5, 2012, the Company implemented a 1 for 50 reverse stock split. The common stock outstanding was adjusted to reflect this for the historical periods referenced in the attached consolidated financials.

In the opinion of management, the audited consolidated financial statements include all adjustments of a normal recurring nature necessary for the fair presentation of the Company’s financial position as of year ended December 31, 2011, and the Company’s results of operations and cash flows for the year ended December 31, 2011. The results of operations for the year ended December 31, 2011 are not necessarily indicative of the results to be expected for the year ending December 31, 2012.

Note 2.  Summary of Significant Accounting Policies

a.    Accounting Method

The Company’s financial statements are prepared using the accrual method of accounting.

b.    Cash Equivalents

The Company considers all liquid investments with a maturity of three months or less from the date of purchase that are readily convertible into cash to be cash equivalents. The Company maintains its cash in bank deposit accounts that may exceed federally insured limits. The Company has not experienced any losses in such accounts.

c.    Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make certain estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual amounts could differ from those estimates.

d.    Financial Statement Presentation

Denominations used in the financial statements presentation are stated in United State Dollars and substantial portions of the financial results are translated from Canadian Dollars.

e.    Principles of Consolidation

The accompanying financial statements include the accounts of Areti Web Innovations, Inc., a Nevada Corporation, and its subsidiaries, Alentus Corporation in Canada, and the following USA corporations; Web Site Source Inc, WebHosting Group Inc, Speedfox Inc, and Areti Corporation.  All significant intercompany accounts, transactions and profits have been eliminated upon consolidation and combination.

f.    Property and Equipment

Property and equipment are stated at cost. Depreciation is computed using the straight-line method over the estimated useful life or lease term of the related asset.

Office equipment

5 years

Computer equipment and software

5 years

Furniture and fixture

7 years

Leasehold Improvements

5 years

g.    Accounts Receivable

The Company’s accounting policies are to show accounts receivables at net of the allowance for doubtful accounts.

h.    Goodwill and Other Intangible Assets

In accordance with ASC 350, Intangibles – Goodwill and Other, goodwill is determined to have an indefinite useful life and is tested for impairment, at least annually or more frequently if indicators of impairment arise. If impairment of the carrying value based on the calculated fair value exists, the Company measures the impairment through the use of discounted cash flows. The Company completed its annual goodwill impairment test during the fourth quarter of 2011 and determined that there were no indicators of impairment during the year ended December 31, 2011.

Intangible assets acquired as part of a business combination are accounted for in accordance with ASC 805, Business Combinations, and are recognized apart from goodwill if the intangible arises from contractual or other legal rights or the asset is capable of being separated from the acquired enterprise. Indefinite lived intangible assets are tested for impairment annually and on an interim basis if events or changes in circumstances between annual tests indicate that the asset might be impaired in accordance with ASC 350. The Company completed its annual indefinite-lived intangible asset impairment test as of December 31, 2011 and determined that there was no impairment. Definite-lived intangible assets are amortized on a straight-lined basis over their useful lives, which range between twelve months and seven years. The Company uses the straight line method because it is consistent with how the intangible assets are utilized.

i.    Revenue Recognition and Deferred Revenue

The Company recognizes revenue in accordance with ASC 605, Revenue Recognition. The Company recognizes revenue when all of the following conditions are satisfied: (1) there is persuasive evidence of an arrangement; (2) the service has been provided to the customer; (3) the amount of fees to be paid by the customer is fixed or determinable; and (4) the collection of its fees is reasonably assured.

Thus, the Company recognizes subscription revenue on a monthly basis, as services are provided. Customers are billed for the subscription on a monthly, quarterly, semi-annual, annual or on a multi-year basis, at the customer’s option. For all of the Company’s customers, regardless of their billing method, subscription revenue is recorded as deferred revenue in the accompanying consolidated balance sheets. As services are performed, the Company recognizes subscription revenue on a daily basis over the applicable service period.

The Company accounts for its multi-element arrangements, such as in the instances where it designs a custom website and separately offers other services such as hosting and marketing, in accordance with ASC 605-25, Revenue Recognition: Multiple-Element Arrangement. The Company identifies each element in an arrangement and assigns the relative selling price to each element. The additional services provided with a custom website are recognized separately over the period for which services are performed.

j.    Stock Based Employee Compensation

The Company accounts for stock-based compensation to employees in accordance with ASC 718, compensation – Stock Compensation. Accordingly, the fair value of all stock awards is recognized as compensation expense over the vesting period.

k.    Earnings per Share

The Company computes earnings per share in accordance with ASC 260, Earnings Per Share. Basic net income per common share includes no dilution and is computed by dividing net income by the weighted average number of common shares outstanding for the period.

l.    Recent Accounting Pronouncements

In December 2010, the FASB issued ASU No. 2010-29, Business Combinations (Topic 805): Disclosure of Supplementary Pro Forma Information for Business Combinations. The objective of ASU 2010-29 is to address diversity in practice about the interpretation of the pro forma revenue and earnings disclosure requirements for business combinations. The amendments in ASU 2010-29 specify that if a public entity presents comparative financial statements, the entity should disclose revenue and earnings of the combined entity as though the business combination(s) that occurred during the current year had occurred as of the beginning of the comparable prior annual reporting period only. The amendments also expand the supplemental pro forma disclosures to include a description of the nature and amount of material, nonrecurring pro forma adjustments directly attributable to the business combination included in the reported pro forma revenue and earnings. The amendments affect any public entity as defined by ASC 805 that enters into business combinations that are material on an individual or aggregate basis. This guidance will become effective for the Company for acquisitions occurring on or after the beginning of its 2012 fiscal year. The Company does not expect the adoption of this guidance will have a material impact upon its financial position or results of operations.

Note 3.  Basic & Diluted Income/(Loss)

Other Income: Other includes $7,222.73 gain on settlement of vendor debt as well as $110,508.96 expense on the theft of a deposit made to a third party vendor and Canadian tax liabilities.

Basic gain (loss) per common share has been calculated based on the weighted average number of pre-split shares of common stock outstanding during the period.

Three Months Ended December 31, 2011

Net income (loss) from operations	$(296,092)
Basic income / (loss) per pre-split share	$(0.003)
Weighted average number of pre-split shares outstanding	100,718,947

Note 4.  Goodwill and Other Intangible Assets

Goodwill represents the cost in excess of the fair value of the net assets of acquired businesses. In accordance with ASC 350, Intangibles-Goodwill and other, goodwill is not amortized. The Company has determined that it has one reporting unit and performs its annual goodwill impairment test as of December 31 each year. In analyzing goodwill and intangible assets for potential impairment, the Company uses projections of future discounted cash flows and other procedures to determine whether the Company’s estimated fair value exceeds its carrying value. During the year ended December 31, 2011, the Company completed its annual goodwill and other indefinite lived intangible assets impairment test and the results determined that the goodwill and indefinite lived intangible assets were not at risk of failing step 1 and therefore not impaired at December 31, 2011.

As of December 31, 2011 the intangible assets are:

Intangible Asset	Initial Value	Amortization	Net

Customer relationships & contracts	$6,315,839	($4,128,313)	$2,187,526
Developed technology	$142,733	($142,728)	$5
Websites, Domain names, Brands	$1,585,465	($19,764)	$1,565,701
Non-compete agreements	$243,649	($243,648)	$1
Goodwill	$408,982	$0	$408,982

Totals	$8,696,668	($4,534,453)	$4,162,215

Note 5.  Equipment Leases Payable

December 31, 2011
Capital equipment lease obligations in US and Canada, With monthly lease payments due January 2012 to December 2013	$98,106

Note 6.  Property and Equipment

At December 31, 2011 the equipment consisted of the following:

Fixed Asset Type	Initial Value

Office Equipment	$69,413
Computer Equipment	$3,496,291
Computer Software	$0
Leasehold Improvements	$543,979
Furniture and Fixtures	$102,038
Machinery	$110,481
Automotive	$0

Total	$4,322,202

Accumulated Depreciation	($3,847,265)

Net	$474,937

Note 7.  Other Commitments

The Company has an operating lease for its Canadian premises and parking at $ 7,530 per month, under a lease expiring in March 2012. The Company is also responsible for it’s pro rata share of the operating costs.

The minimum annual lease payments until maturity are as follows:

December 31, 2011

2012	22,590
$22,590

The Company has an operating lease for its Austin office premises and parking at $2,825 per month, under a lease expiring in April 2012.

The minimum annual lease payments until maturity are as follows:

December 31, 2011

2012	11,300
$11,300

The Company has an operating lease for its Ohio premises and parking at $ 4,523 per month, under a lease expiring in August 2012. The Company is also responsible for it’s pro rata share of the operating costs.

The minimum annual lease payments until maturity are as follows:

December 31, 2011

2012	36,184
$36,184

The Company has also entered into operating leases for its data lines. The data lines are leased at approximately $25,000 per month, under leases expiring in 2012 and 2013 with most being one year terms.

Note 8.  Notes Payable

		Current	Long Term

1	Notes payable, interest at 4% per annum		$3,501,822.30
2	Note payable, interest at 12% per annum	$100,000.00
3	Note payable, interest free		$368,277.78
4	Note payable, interest paid in form of stock	$50,000.00
5	Notes payable, interest at 4% per annum		$85,875.00
6	Notes payable, interest at 12% per annum	$25,000.00
7	Note payable, interest paid in form of stock	$294,000.00
8	Note payable, interest at 10% per annum	$19,606.23

	Total as included on balance sheet	$488,606.23	$3,955,975.08

	Accrued Interest		$52,634.96

			$4,008,610.04

The debt consists of the following:

(1)

Debt term notes with unrelated parties.   Terms of the notes are: interest only for two years followed by 5 year amortization and due in full in Mar 2018, bears an interest rate at 4%.

(2)

This note may be converted into stock, maturity date is Jun 2008.

(3)

This is a selling party note subject to write down via the reps and warranties as stated in the purchase agreement. Full face value is 193,000 GBP

(4)

This is a note used to raise funds for our audit process with due date in Apr 2012.

(5)

This is two third party loans. These notes may be converted into stock. The maturity date is Jan 2013.

(6)

This note is convertible into stock.

(7)

This third party loan is associated with payment of a past due vendor account payable.

(8)

This is a loan associated with our Canadian subsidiary that was used to purchase equipment.

Note 9.  Going Concern

The Company's financial statements are prepared using accounting principles generally accepted in the United States of America applicable to a going concern that contemplates the realization of assets and liquidation of liabilities in the normal course of business. The Company operating loss for the period was $133,578 and working capital deficit was $1,847,973.  The Company will actively purse its business activities, offer noncash consideration, secure additional or refinance the debt and/or raise equity as a means of financing its operations and meet the credit obligations. If the Company is unable to return to its profitability or obtain necessary financing, it may substantially curtail or terminate its operations or seek other business opportunities through strategic alliances, acquisitions or other arrangements that may dilute the interests of existing stockholders.

ALENTUS CORPORATION
Consolidated Balance Sheet
	As of	As of
	31-Mar-2012	31-Dec-2011
	unaudited	audited
ASSETS
Current Assets
Cash	$304,525	249,445
Accounts receivable(net)	104,800	163,106

Total Current Assets	409,325	412,551

Net Property & Equipment	447,306	474,937

Other Assets
Intangibles	8,696,668	8,696,668
Intangibles amortization	(4,758,754)	(4,534,453)
Deposits	33,953	36,380
Notes receivable	80,096	79,467

Total Other Assets	4,051,963	4,278,062

TOTAL ASSETS	$4,908,594	5,165,551

LIABILITIES & STOCKHOLDERS' EQUITY
Current Liabilities
Accounts payable	$726,593	665,017
Payroll liabilities	8,935	8,892
Income & Sales taxes payable	49,055	52,827
Lease obligations	58,356	98,106
Current portion of deferred revenue	912,183	947,461
Current portion of debt and accrued interest	518,727	488,606

Total Current Liabilities	2,273,849	2,260,910

Long-term Liabilities
Notes payable and accrued interest	4,014,534	4,008,610
Non-current portion of deferred revenue	53,151	54,245

Total Long-term Liabilities	4,097,402	4,062,855

Total Liabilities	6,371,252	6,323,765

Stockholders' Equity
Preferred stocks: Series A-1, Series A-2, Series C-1 and Series C-2 with 500,000 shares authorized for each and with 3445, 2000, 240 and 8279 shares issued and outstanding respectively at Mar 31	3,705,140	3,705,140
Common stock at par, ($0.001 par value, 350,000,000 shares authorized and 2,014,379 shares issued and outstanding as of Dec 31, 2011 after reflecting the 1 for 50 reverse stock split done on Jul 5, 2012)	25,860	25,860
Capital contribution
Additional paid-in capital	1,162,997	1,162,997
Stock compensation	971,176	957,191
Retained earnings - prior yr	(7,265,429)	(6,596,796)
Earnings YTD	(318,142)	(668,633)
Other comprehensive income	253,276	253,276
Foreign currency translation adjustment	2,466	2,751
Total Stockholders' Equity	(1,462,657)	(1,158,214)

TOTAL LIABILITIES & STOCKHOLDERS' EQUITY	$4,908,594	5,165,551

See Notes to Financial Statements

ALENTUS CORPORATION
Consolidated Statement of Operations

	Three-Months	Three-Months
	Ended	Ended
	31-Mar-2012	31-Mar-2011
	unaudited	unaudited

Revenues

Income	$1,041,781	1,204,550

Total Revenues	1,041,781	1,204,550

Cost of Sales

Services	144,607	156,138
Other Reselling	24,404	18,672
Supplies/software	95,150	103,770

Total Costs of Sales	264,161	278,580

Gross Profit	777,620	925,970

Operating Expenses

Depreciation & amortization	286,469	292,683
Salaries & wages	511,188	524,235
Stock compensation	13,984	25,722
Administrative expenses	240,100	232,394

Total Operating Expenses	1,051,743	1,075,034

Operating Income (Loss)	(274,122)	(149,064)

Other Income (Expenses)

Interest Income	-	623
Interest Expense	(44,020)	(56,937)
Other	-	343,248

Total Other Income (Expenses)	(44,020)	286,934

NET INCOME (LOSS)	$(318,142)	137,870

BASIC EARNINGS (LOSS) PER SHARE	$(0.1579)	0.0727

EBITDA	12,347	488,112
(Add back interest, income tax, depr, amrt)
Normalized EBITDA	$26,331	513,834
(EBITDA plus non-cash stock compensation)

WEIGHTED AVERAGE NUMBER OF
COMMON SHARES OUTSTANDING	2,014,379	1,895,357

See Notes to Financial Statements

ALENTUS CORPORATION
Consolidated Statement of Cash Flows

	Three-Months	Three-Months
	Ended	Ended
	31-Mar-2012	31-Mar-2011
	unaudited	unaudited

CASH FLOWS FROM OPERATING ACTIVITIES
Net income (loss)	$(318,142)	137,870
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation expense	62,168	59,733
Amortization expense	224,301	232,950
Change in assets and liabilities
(Increase) decrease in Accounts Receivable	58,306	23,088
(Increase) decrease in Prepaid Sales Tax	-	-
(Increase) decrease in Prepaid Expenses	-	(45,000)
(Increase) decrease in Future Income Taxes	-	-
(Increase) decrease in Prepaid Income Taxes	-	-
(Increase) decrease in Deposits	2,427	-
(Increase) decrease in Intangibles	-	-
(Increase) decrease in Notes Receivable	(629)	61,591
(Increase) decrease in Investments	-	-
(Increase) decrease in Due from Related Parties	-	-
(Increase) decrease in Other Assets	-	-
Increase (decrease) in Accounts Payable	61,576	(277,867)
Increase (decrease) in Payroll Liabilities	43	(6,349)
Increase (decrease) in Current Portion Deferred Revenue	(35,279)	(30,559)
Increase (decrease) in Long Term Portion Deferred Rev	(1,094)	(4,228)
Increase (decrease) in Lease Payable	(10,032)	(45,945)
Increase (decrease) in Current Portion of Debt & Accrued Int	30,121	48,953
Increase (decrease) in Other Current Liabilities	-	-
Increase (decrease) in Other Comprehensive Income	-	-
Increase (decrease) in Income & Sales Taxes Payable	(3,772)	8,938
Net cash provided (used) by operating activities	69,995	163,175

CASH FLOWS FROM INVESTING ACTIVITIES
Acquisition of Fixed Assets	(34,537)	(19,903)
Net cash provided (used) by investing activities	(34,537)	(19,903)

CASH FLOWS FROM FINANCING ACTIVITIES
Change in Long Term Notes & Accrued Int Payable	5,924	(914,672)
Change in Preferred Stock	-	835,500
Change in Common Stock at Par	-	-
Dividends Paid	-	-
Change in Additional Paid in Capital	-	-
Change in Stock Compensation	13,984	13,593
Net cash provided (used) by financing activities	19,908	(65,579)
Effect of exchange rate changes on cash	(285)	29,486

Net increase (decrease) in cash	55,081	107,179

Cash at beginning of period	249,445	136,065

Cash at end of period	304,525	243,244

Supplemental cash flows disclosures:
Cash paid during period for interest	$-

See Notes to Financial Statements

ARETI WEB INNOVATIONS, INC.

Notes to the Consolidated Financial Statements

March 31, 2012

Note 1.  Organization & Basis of Presentation

Company Description

Areti Web Innovations, Inc. (the “Company”) through its subsidiaries, Alentus Corporation in Canada, and the following USA corporations; Web Site Source, Inc., WebHosting Group, Inc., Speedfox, Inc., and Areti Corporation is a leading provider of internet based solutions for small and mid-sized businesses. Collectively they meet the needs of businesses anywhere along their lifecycle by offering a full range of Internet based services and support, including website design, website hosting, domain name registration, logo design, search engine optimization, shopping cart software, eCommerce website design, dedicated server hosting and SaaS.

Basis of Presentation

The accompanying consolidated balance sheet as of quarter ended March 31, 2012, the consolidated statements of operations for the three months ended March 31, 2012; the consolidated statements of cash flows for the three months ended March 31, 2012, and the related notes to the consolidated financial statements are unaudited.

On July 5, 2012, the Company implemented a 1 for 50 reverse stock split. The common stock outstanding was adjusted to reflect this for the historical periods referenced in the attached consolidated financials.

In the opinion of management, the unaudited consolidated financial statements include all adjustments of a normal recurring nature necessary for the fair presentation of the Company’s financial position as of the quarter ended March 31, 2012, and the Company’s results of operations and cash flows for the quarter ended March 31, 2012. The results of operations for the quarter ended March 31, 2012 are not necessarily indicative of the results to be expected for the year ending December 31, 2012.

Note 2.  Summary of Significant Accounting Policies

a.   Accounting Method

The Company’s financial statements are prepared using the accrual method of accounting.

b.   Cash Equivalents

The Company considers all liquid investments with a maturity of three months or less from the date of purchase that are readily convertible into cash to be cash equivalents. The Company maintains its cash in bank deposit accounts that may exceed federally insured limits. The Company has not experienced any losses in such accounts.

c.   Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make certain estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual amounts could differ from those estimates.

d.   Financial Statement Presentation

Denominations used in the financial statements presentation are stated in United State Dollars and substantial portions of the financial results are translated from Canadian Dollars.

e.   Principles of Consolidation

The accompanying financial statements include the accounts of Areti Web Innovations, Inc., a Nevada Corporation, and its subsidiaries, Alentus Corporation in Canada, and the following USA corporations; Web Site Source Inc, WebHosting Group Inc, Speedfox Inc, and Areti Corporation.  All significant intercompany accounts, transactions and profits have been eliminated upon consolidation and combination.

f.   Property and Equipment

Property and equipment are stated at cost. Depreciation is computed using the straight-line method over the estimated useful life or lease term of the related asset.

Office equipment

5 years

Computer equipment and software

5 years

Furniture and fixture

7 years

Leasehold Improvements

5 years

g.   Accounts Receivable

The Company’s accounting policies are to show accounts receivables at net of the allowance for doubtful accounts.

h.   Goodwill and Other Intangible Assets

In accordance with ASC 350, Intangibles – Goodwill and Other, goodwill is determined to have an indefinite useful life and is tested for impairment, at least annually or more frequently if indicators of impairment arise. If impairment of the carrying value based on the calculated fair value exists, the Company measures the impairment through the use of discounted cash flows. The Company completed its annual goodwill impairment test during the fourth quarter of 2011 and determined that there were no indicators of impairment during the year ended December 31, 2011.

Intangible assets acquired as part of a business combination are accounted for in accordance with ASC 805, Business Combinations, and are recognized apart from goodwill if the intangible arises from contractual or other legal rights or the asset is capable of being separated from the acquired enterprise. Indefinite lived intangible assets are tested for impairment annually and on an interim basis if events or changes in circumstances between annual tests indicate that the asset might be impaired in accordance with ASC 350. The Company completed its annual indefinite-lived intangible asset impairment test as of December 31, 2011 and determined that there was no impairment. Definite-lived intangible assets are amortized on a straight-lined basis over their useful lives, which range between twelve months and seven years. The Company uses the straight line method because it is consistent with how the intangible assets are utilized.

i.   Revenue Recognition and Deferred Revenue

The Company recognizes revenue in accordance with ASC 605, Revenue Recognition. The Company recognizes revenue when all of the following conditions are satisfied: (1) there is persuasive evidence of an arrangement; (2) the service has been provided to the customer; (3) the amount of fees to be paid by the customer is fixed or determinable; and (4) the collection of its fees is reasonably assured.

Thus, the Company recognizes subscription revenue on a monthly basis, as services are provided. Customers are billed for the subscription on a monthly, quarterly, semi-annual, annual or on a multi-year basis, at the customer’s option. For all of the Company’s customers, regardless of their billing method, subscription revenue is recorded as deferred revenue in the accompanying consolidated balance sheets. As services are performed, the Company recognizes subscription revenue on a daily basis over the applicable service period.

The Company accounts for its multi-element arrangements, such as in the instances where it designs a custom website and separately offers other services such as hosting and marketing, in accordance with ASC 605-25, Revenue Recognition: Multiple-Element Arrangement. The Company identifies each element in an arrangement and assigns the relative selling price to each element. The additional services provided with a custom website are recognized separately over the period for which services are performed.

j.   Stock Based Employee Compensation

The Company accounts for stock-based compensation to employees in accordance with ASC 718, compensation – Stock Compensation. Accordingly, the fair value of all stock awards is recognized as compensation expense over the vesting period.

k.   Earnings per Share

The Company computes earnings per share in accordance with ASC 260, Earnings Per Share. Basic net income per common share includes no dilution and is computed by dividing net income by the weighted average number of common shares outstanding for the period.

l.   Recent Accounting Pronouncements

In December 2010, the FASB issued ASU No. 2010-29, Business Combinations (Topic 805): Disclosure of Supplementary Pro Forma Information for Business Combinations. The objective of ASU 2010-29 is to address diversity in practice about the interpretation of the pro forma revenue and earnings disclosure requirements for business combinations. The amendments in ASU 2010-29 specify that if a public entity presents comparative financial statements, the entity should disclose revenue and earnings of the combined entity as though the business combination(s) that occurred during the current year had occurred as of the beginning of the comparable prior annual reporting period only. The amendments also expand the supplemental pro forma disclosures to include a description of the nature and amount of material, nonrecurring pro forma adjustments directly attributable to the business combination included in the reported pro forma revenue and earnings. The amendments affect any public entity as defined by ASC 805 that enters into business combinations that are material on an individual or aggregate basis. This guidance will become effective for the Company for acquisitions occurring on or after the beginning of its 2012 fiscal year. The Company does not expect the adoption of this guidance will have a material impact upon its financial position or results of operations.

Note 3.  Basic & Diluted Income/(Loss)

Basic gain (loss) per common share has been calculated based on the weighted average number of pre-split shares of common stock outstanding during the period.

Three Months ended March 31, 2012

Net income (loss) from operations	$(318,142)
Basic income / (loss) per pre-split share	$(0.158)
Weighted average number of pre-split shares outstanding	2,014,379

Note 4.  Goodwill and Other Intangible Assets

Goodwill represents the cost in excess of the fair value of the net assets of acquired businesses. In accordance with ASC 350, Intangibles-Goodwill and other, goodwill is not amortized. The Company has determined that it has one reporting unit and performs its annual goodwill impairment test as of December 31 each year. In analyzing goodwill and intangible assets for potential impairment, the Company uses projections of future discounted cash flows and other procedures to determine whether the Company’s estimated fair value exceeds its carrying value. During the year ended December 31, 2011, the Company completed its annual goodwill and other indefinite lived intangible assets impairment test and the results determined that the goodwill and indefinite lived intangible assets were not at risk of failing step 1 and therefore not impaired at December 31, 2011.

As of March 31, 2012 the intangible assets are:

Intangible Asset	Initial Value	Amortization	Net

Customer relationships & contracts	$6,315,839	($4,352,614)	$1,963,225
Developed technology	$142,733	($142,728)	$5
Websites, Domain names, Brands	$1,585,465	($19,764)	$1,565,701
Non-compete agreements	$243,649	($243,648)	$1
Goodwill	$408,982	$0	$408,982

Totals	$8,696,668	($4,758,754)	$3,937,914

Note 5.  Equipment Leases Payable

March 31, 2012
Capital equipment lease obligations in US and Canada, With monthly lease payments due April 2012 to March 2014.	$88,073

Note 6.  Property and Equipment

At March 31, 2012 the equipment consisted of the following:

Fixed Asset Type	Initial Value

Office Equipment	$67,873
Computer Equipment	$3,451,797
Computer Software	$0
Leasehold Improvements	$532,851
Furniture and Fixtures	$101,771
Machinery	$108,032
Automotive	$0

Total	$4,262,324

Accumulated Depreciation	($3,815,018)

Net	$447,306

Note 7.  Other Commitments

The Company has an operating lease for its Canadian premises and parking at $ 8,021 per month, under leases expiring in March 2017. The Company is also responsible for it’s pro rata share of the operating costs.

The minimum annual lease payments until maturity are as follows:

March 31, 2012

2012	72,189
2013	96,252
2014	96,252
2015	96,252
2016	96,252
2017	24,063
$481,260

The Company has an operating lease for its Austin office premises and parking at $2,825 per month, under a lease expiring in April 2012. The Company plans to close the Austin office when the lease expires.

The minimum annual lease payments until maturity are as follows:

March 31, 2012

2012	2,825
$2,825

The Company has an operating lease for its Ohio premises and parking at $ 4,523 per month, under a lease expiring in August 2012. The Company is also responsible for it’s pro rata share of the operating costs.

The minimum annual lease payments until maturity are as follows:

March 31, 2012

2012	22,615
$22,615

The Company has also entered into operating leases for its data lines. The data lines are leased at approximately $25,000 per month, under leases expiring in 2012 and 2013 with most being one year terms.

Note 8.  Notes Payable

		Current	Long Term

1	Notes payable, interest at 4% per annum		$3,501,822.30
2	Note payable, interest at 12% per annum	$100,000.00
3	Note payable, interest free		$368,277.78
4	Note payable, interest paid in form of stock	$50,000.00
5	Notes payable, interest at 4% per annum		$85,875.00
6	Notes payable, interest at 12% per annum	$25,000.00
7	Note payable, interest paid in form of stock	$294,000.00
8	Note payable, interest at 6% per annum	$49,727.23

	Total as included on balance sheet	$518,727.23	$3,955,975.08

	Accrued Interest		$58,558.69

			$4,014,533.77

The debt consists of the following:

(1)

Debt term notes with unrelated parties.   Terms of the notes are: interest only for two years followed by 5 year amortization and due in full in Mar 2018, bears an interest rate at 4%.

(2)

This note may be converted into stock, maturity date is Jun 2008.

(3)

This is a selling party note subject to write down via the reps and warranties as stated in the purchase agreement. Full face value is 193,000 GBP

(4)

This is a note used to raise funds for our audit process with due date in Apr 2012.

(5)

This is two third-party loans. These notes may be converted into stock. The maturity date is Jan 2013.

(6)

This note is convertible into stock.

(7)

This third party loan is associated with payment of a past due vendor account payable.

(8)

This is a note used to raise funds for our audit and exchange listing process.

Note 9.  Going Concern

The Company's financial statements are prepared using accounting principles generally accepted in the United States of America applicable to a going concern that contemplates the realization of assets and liquidation of liabilities in the normal course of business. The Company operating loss for the period was $318,142 and working capital deficit was $1,864,524.  The Company will actively purse its business activities, offer noncash consideration, secure additional or refinance the debt and/or raise equity as a means of financing its operations and meet the credit obligations. If the Company is unable to return to its profitability or obtain necessary financing, it may substantially curtail or terminate its operations or seek other business opportunities through strategic alliances, acquisitions or other arrangements that may dilute the interests of existing stockholders.

ARETI WEB INNOVATIONS, INC.

500,000 shares of common stock being offered pursuant to the Primary Offerings

85,977 shares of common stock being offered by the Selling Shareholders

PROSPECTUS

YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR THAT WE HAVE REFERRED YOU TO.   WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT.   THIS PROSPECTUS IS NOT AN OFFER TO SELL COMMON STOCK AND IS NOT SOLICITING AN OFFER TO BUY COMMON STOCK IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

UNTIL THE EFFECTIVE DATE, ALL DEALERS THAT EFFECT TRANSACTIONS IN THESE SECURITIES WHETHER OR NOT PARTICIPATING IN THIS OFFERING MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE DEALERS OBLIGATION TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

Securities and Exchange Commission registration fee	$94.01
Federal Taxes	0
State Taxes and Fees	0
Transfer Agent Fees	5,000
Accounting fees and expenses	48,000
Legal fees and expenses	20,000
Blue Sky fees and expenses	1,000
Miscellaneous	10,000
Total	$84,094.01

All amounts are estimates other than the Commission’s registration fee. We are paying all expenses of the offering listed above.

ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the “Act”) may be permitted to our directors, officers and controlling persons pursuant to the following provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

Nevada law (Section 78.7502) permits Areti Web to indemnify any director or officer of Areti Web against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with any action, suit or proceeding brought by reason of the fact that such person is or was a director or officer of the corporation, if such person acted in good faith and in a manner that he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, if he or she had no reason to believe the conduct was unlawful. In a derivative action (for example, one brought by or on behalf of the corporation), indemnification may be provided only for expenses actually and reasonably incurred by the director or officer in connection with the defense or settlement of such an action or suit if such person acted in good faith and in a manner that he or she reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be provided if such person shall have been adjudged to be liable to the corporation, unless and only to the extent that the court in which the action or suit was brought shall determine that the defendant is fairly and reasonably entitled to indemnity for such expenses as the court deems proper. The foregoing provisions shall not eliminate or limit the liability of a director for:

●	any breach of the director’s fiduciary duties to us or our stockholders, which involve intentional misconduct, fraud or a knowing violation of law,

●	the payment of dividends in violation of Section 78.300 of the Nevada Revised Statutes or,

●	for any transaction from which the director derived an improper personal benefit.

The Bylaws also provide for indemnification of our directors, officers, and employees in most cases for any liability suffered by them or arising out of their activities as directors, officers, and employees if they were not engaged in willful misfeasance or malfeasance in the performance of his or her duties; provided that in the event of a settlement the indemnification will apply only when the Board of Directors approves such settlement and reimbursement as being for our best interests. The Bylaws, therefore, limit the liability of directors to the maximum extent permitted by Nevada law (Section 78.751).  Similarly, our current officer’s employment agreements also limit their liability for activities reasonably taken in the performance of their employment duties.

Our officers and directors are accountable to us as fiduciaries, which means, they are required to exercise good faith and fairness in all dealings affecting Areti Web. In the event that a stockholder believes the officers and/or directors have violated their fiduciary duties, the stockholder may, subject to applicable rules of civil procedure, be able to bring a class action or derivative suit to enforce the stockholder’s rights, including rights under certain federal and state securities laws and regulations to recover damages from and require an accounting by management. Stockholders, who have suffered losses in connection with the purchase or sale of their interest in Areti Web in connection with such sale or purchase, including the misapplication by any such officer or director of the proceeds from the sale of these securities, may be able to recover such losses from us.

The foregoing discussion of Nevada law, Bylaws, and employment agreements is not intended to be exhaustive and is qualified in its entirety by such bylaws, agreements, or law.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES

None.

ITEM 16.  EXHIBITS.

Exhibit No.	Description
3.1	Articles of Incorporation of Alpha 1 Products, Inc.
3.2	Bylaws of the Company
3.3	Articles of Amendment Changing the Company’s Name to Windfall Entertainment, Inc.
3.4	Articles of Amendment Changing the Company’s Name to Blueberry Holdings, Inc.
3.5	Articles of Amendment Changing the Company’s Name to Alentus Corporation
3.6	Articles of Incorporation for Alentus Corporation, a Nevada Entity
3.7	Nevada Articles of Merger Between Alentus Corporation, a New York Entity, and Alentus Corporation, a Nevada Entity
3.8	New York Articles of Merger Between Alentus Corporation, a New York Entity, and Alentus Corporation, a Nevada Entity
3.9	Articles of Amendment Authorizing Additional Shares
3.10	Articles of Amendment Changing the Company’s Name to Areti Web Innovations, Inc.
5.1	Opinion of Vincent & Rees, L.C.
10.1	Share Exchange Agreement between the Company and EnActen Corporation
10.2	Stock Purchase Agreement between the Company and sellers of Web Site Source, Inc. et al.
10.3	Employment Agreement between the Company and William King
10.4	Employment Agreement between the Company and Randy Reineck
10.5	Loan Agreement
10.6	Ohio Lease Agreement
10.7	Canada Lease Agreement
10.8	Form of Subscription Agreement for Primary Offering
14.1	Company Code of Ethics
23.1	Consent of Independent Auditor
99.1	Alentus, Inc. 2009 Stock Incentive Plan
99.2	Stock Warrant Agreement and Terms and Conditions

The above listed exhibits (with the exception of exhibits 3.3, 3.4, 3.9, 3.10, and 10.8) were filed with the Form S-1 Registration Statement and amendment thereto filed October 7, 2011 and January 24 , 2012. Exhibits 3.3, 3.4, 3.9, 3.10, and 10.8, and an updated Exhibit 23.1, are filed herewith.

ITEM 17.  UNDERTAKINGS

The undersigned Registrant hereby undertakes:

(1)

to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)

to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”).

(ii)

to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of a prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the change in volume and price represents no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii)

to include any additional or changed material information with respect to the plan of distribution.

(2)

that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

(3)

to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions of its Certificate of Incorporation, By-Laws, the General Corporation Law of the State of Delaware or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer of controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

That, for the purpose of determining liability under the Securities Act to any purchaser:

Each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Pahrump, Nevada, on the 6th day of August, 2012.

ARETI WEB INNOVATIONS, INC.

By:	/s/ William Alan King
William Alan King
Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates stated:

Name	Title	Date

/s/ William King William King	Chief Executive Officer, Principal Financial Officer, Principal Accounting Officer and Chairman of the Board of Directors	August 6, 2012

/s/ Randy Reineck Randy Reineck	President and Member of the Board of Directors	August 6, 2012